Exhibit 2.3

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

DIVERSIFIED ENERGY COMPANY,

BIRCH PERMIAN II, LLC, MILKWATER, LLC, and BIRCH II EOC, LLC

DATED AS OF SEPTEMBER 2, 2026

TABLE OF CONTENTS
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APPENDICES:
Appendix A    -    Definitions
EXHIBITS:
Exhibit A    -    Estimated Effective Date Accounts
Exhibit B    -    Effective Date Accounts
Exhibit C-1    -    Form of Seller Release
Exhibit C-2    -    Form of Parent Release
Exhibit D    -    Effective Date Account Categories; Accounting Policies &
        Procedures
Exhibit E    -    Form of Escrow Agreement
Exhibit F    -    Form of Membership Interests Assignment Agreement
Exhibit G    -    Hedging Parameters
Exhibit H    -    Calculation of Closing Consideration
Exhibit I    -    Illustrative Deductible Calculations
SCHEDULES:
Schedule 1.1(c)    -    Real Property Interests
Schedule 1.1(d)    -    Part 1 - Net Revenue Interests and Working Interests (Wells)
Schedule 1.1(d)    -    Part 2 - Net Revenue Interests and Working Interests
Schedule 1.1(e)    -    Permitted Leakage
Schedule 1.1(g)    -    Permitted Encumbrances – Contested Actions
Schedule 4.1    -    Ordinary Course Operations
Schedule 5.1    -    Seller Knowledge Individuals
Schedule 5.4    -    No Conflicts
Schedule 5.5    -    Brokers’ Fees
Schedule 5.6(a)    -    Litigation
Schedule 5.6(b)    -    Company Proceedings
Schedule 5.7    -    Taxes
Schedule 5.8    -    Compliance with Laws
Schedule 5.9(a)    -    Material Contracts
Schedule 5.10    -    Consents and Preferential Purchase Rights
Schedule 5.11    -    Environmental Matters
Schedule 5.12(a)    -    Capitalization – Rights

Schedule 5.12(b)    -    Capitalization – Voting Arrangements
Schedule 5.12(c)    -    Capitalization – Unpaid Distributions
Schedule 5.13(c)    -    Shut-In and Similar Leases
Schedule 5.15    -    Wells and Equipment
Schedule 5.16(a)    -    Permits
Schedule 5.16(b)    -    Permits – Post-Closing Use
Schedule 5.19    -    Delivery of Hydrocarbons
Schedule 5.20(a)    -    Bonds and Credit Support
Schedule 5.20(b)    -    IKE Support Materials
Schedule 5.21    -    Payout Status
Schedule 5.23(f)    -    Employee Benefits
Schedule 5.24    -    Indebtedness
Schedule 5.26    -    Financial Statements; Internal Controls
Schedule 5.27    -    Intellectual Property
Schedule 5.29(a)    -    Insurance Policies
Schedule 5.29(b)    -    Insurance Claims
Schedule 5.30    -    Hedging Transactions
Schedule 5.31    -    Affiliate Transactions
Schedule 5.32    -    Capital Expenditures
Schedule 5.33    -    Personal Property
Schedule 5.36(a)    -    Sufficiency of Assets
Schedule 5.37    -    Lease Operating Statements
Schedule 5.38    -    Bank Accounts; Officers; Powers of Attorney
Schedule 6.3    -    Seller No Conflicts
Schedule 6.4    -    Seller Brokers’ Fees
Schedule 6.5    -    Membership Interests – Transfer Restrictions
Schedule 7.1    -    Parent Knowledge Individuals
Schedule 7.7(b)    -    Parent Proceedings
Schedule 8.3(e)    -    Specified Individuals
Schedule 8.5    -    Surviving Related Party Contracts
Schedule 8.6(a)    -    Signing Hedges
Schedule 8.7    -    Insurance Costs
Schedule 8.11    -    Required Consents, Approvals and Waivers

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MEMBERSHIP INTERESTS PURCHASE AGREEMENT
This MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is dated as of September 2, 2026 (the “Execution Date”), by and among Diversified Energy Company, a Delaware corporation (“Parent”), Birch Permian II, LLC, a Delaware limited liability company (the “Seller”), Milkwater, LLC, a Delaware limited liability company (“Milkwater”), and Birch II EOC, LLC, a Delaware limited liability company (“Birch II EOC” and, together with Milkwater, each a “Company” and, collectively, the “Companies”). Parent, each Company and Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS:
WHEREAS, the Seller owns all of the issued and outstanding limited liability company interests (individually, the “Membership Interest” and, collectively, the “Membership Interests”) in each of Milkwater and Birch II EOC;
WHEREAS, Seller desires to sell to Parent, and Parent desires to purchase from the Seller, all of the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement (such purchase and sale of the Membership Interests and the consummation of the other transactions contemplated by this Agreement, collectively (and including without limitation, the MIP Interest Sale (as hereinafter defined) and the BPHI Merger (as hereinafter defined)), the “Transactions”);
WHEREAS, concurrently with the execution of this Agreement, Parent has entered into (a) that certain MIP Purchase Agreement, dated as of the Execution Date (the “MIP Purchase Agreement”), by and among Parent, the sellers party thereto and Jason Cansler, an individual (as MIP Seller Representative thereunder), pursuant to which Parent will acquire all of the outstanding Class B Incentive Units (as such term is defined in that certain Second Amended & Restated Limited Liability Company Agreement of Birch Permian, LLC, effective as of April 12, 2019, as amended) in Birch Permian, LLC, a Delaware limited liability company, from the holders of such Class B Incentive Units (“MIP”) (such transaction, the “MIP Interest Sale”), and (b) that certain Agreement and Plan of Merger by and among Parent, DEC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Birch Permian Holdings, Inc., a Delaware corporation (“BPHI”), and Birch 2026 Stockholder Representative, LLC, a Delaware limited liability company, solely in its capacity as the representative of the BPHI stockholders, dated as of the Execution Date (the “BPHI Merger Agreement”), pursuant to which Merger Sub will merge with and into BPHI, with BPHI surviving the merger as a wholly owned subsidiary of Parent (such transaction, the “BPHI Merger”);
WHEREAS, (a) the closing of the BPHI Merger is conditioned upon the contemporaneous closing of each of the MIP Interest Sale and the transactions contemplated by this Agreement, (b) the closing of the MIP Interest Sale is conditioned upon the contemporaneous closing of each of the BPHI Merger and the transactions contemplated by this Agreement, and (c) the closing of the transactions contemplated by this Agreement is conditioned upon the contemporaneous closing of each of the BPHI Merger and the MIP Interest Sale; and
WHEREAS, the Parties to this Agreement desire to make certain representations, warranties, covenants, and agreements in connection with the transactions contemplated herein and to prescribe various conditions to the transactions contemplated herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
Article 1
DEFINITIONS AND INTERPRETATION
1.1Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.
1.2References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied in the oil and gas industry. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date. Except as otherwise provided in this Agreement, when calculating the period of time before which, within which or following which, any act is to be
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done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Whenever this Agreement contemplates the consent or approval of a Party with respect to any matter before taking any action (or refraining from taking action) with respect to such matter, it is a condition, in any such case, to the validity and effectiveness of any consent or approval of such Party that (x) such consent or approval must be in writing and (y) on the face of such writing, it must be readily apparent that the applicable matter is being expressly approved or consent to such matter is being expressly provided.
Article 2
PURCHASE AND SALE; CLOSING
2.1Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Parent, free and clear of any and all Encumbrances (other than restrictions on transfer under applicable securities Laws or as set forth on Schedule 6.5), and Parent shall purchase, receive and accept from the Seller the Membership Interests.
2.2Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the closing of the transactions contemplated by the BPHI Merger Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Article 3
CONSIDERATION
3.1Consideration. The aggregate consideration to be paid pursuant to this Agreement in respect of the Membership Interests shall be comprised of cash equal to the sum of $350,070,000.00 (as may be adjusted pursuant to Section 3.2, Section 3.3 and Section 12.2(h)) (the “Consideration”). At Closing, Parent shall pay to the Seller cash in an amount equal to the Closing Consideration, by wire transfer to an account specified in writing by the Seller at least two Business Days prior to the Closing.
3.2Pre-Closing Statements.
(a)Prior to the date hereof, the Seller delivered to Parent the estimated Effective Date Accounts attached hereto as Exhibit A (the “Estimated Effective Date Accounts”). The Seller shall deliver to Parent a proposed final version of the Effective Date Accounts (the “Proposed Effective Date Accounts”) in substantially the form attached hereto as Exhibit B, accompanied by a reasonably detailed summary setting forth the difference between the Estimated Effective Date Accounts and the Proposed Effective Date Accounts and the increase or reduction (as applicable) to the Consideration attributable to any such difference, no later than twenty-one (21) Business Days prior to the Closing Date.
(i)For a period of ten (10) Business Days following the delivery of any Proposed Effective Date Accounts (the “Review Period”), Parent shall be entitled to (A) reasonable access to such relevant work papers and other documentation of the Seller relating to the preparation of such Proposed Effective Date Accounts (it being agreed that such access shall not require the Seller or its Representatives to disclose information covered by the attorney-client, work product or similar privilege; provided that the Seller shall use commercially reasonable efforts to provide such information in a manner that does not jeopardize such privilege) and (B) dispute in writing specific items, and amounts related thereto, set forth in the Proposed Effective Date Accounts (an “Effective Date Account Dispute Notice”, and any items and amounts set forth by Parent in an Effective Date Account Dispute Notice, a “Disputed Account Item”); provided, that any Effective Date Account Dispute Notice shall only be made (and shall only be effective) if such notice constitutes an assertion in good faith by Parent that the Effective Date Accounts (A) are not consistent with the applicable assets and liabilities of the Companies as
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reflected in the books and records of the Companies as of the Effective Date or (B) are calculated in a manner inconsistent with the terms of this Agreement and the accounting and other methods, practices, principles, policies, and procedures set forth in Exhibit D. For the purposes of clarity, if Parent fails to timely and properly deliver an Effective Date Account Dispute Notice prior to the conclusion of the Review Period, then the Proposed Effective Date Accounts delivered by the Seller to Parent shall be deemed irrevocably agreed to by Parent (and such Proposed Effective Date Accounts delivered by the Seller shall be deemed final, binding, non-appealable, and conclusive for purposes of this Section 3.2(a)). If Parent timely and properly delivers to the Seller an Effective Date Account Dispute Notice prior to the conclusion of the Review Period, then the Seller and Parent shall seek to resolve the disputes set forth therein within ten (10) Business Days following the Seller’s receipt of such Effective Date Account Dispute Notice (the “Resolution Period”), and any written resolution agreed to by the Seller and Parent as to any disputed items and amounts shall be deemed final, binding, non-appealable, and conclusive for purposes of this Section 3.2. If Parent timely and properly delivers to the Seller an Effective Date Account Dispute Notice prior to conclusion of the Review Period within the Resolution Period, then all items and amounts to which Parent does not object shall be deemed as set forth in the statement of Proposed Effective Date Accounts delivered by the Seller and such items and amounts shall be deemed final, binding, non-appealable, and conclusive for purposes of this Section 3.2(a). Any items and amounts that cannot be agreed to (or deemed agreed to) by the Parties in accordance with this Section 3.2(a) (such amounts “Disputed Effective Date Amounts”) prior to the conclusion of the Resolution Period shall be referred to the Independent Accountant for final determination in accordance with the terms and conditions of Section 3.3(d), mutatis mutandis. For the purposes of clarity, no Disputed Account Item asserted by Parent may introduce any line item or category of asset or liability that is not included in the Estimated Effective Date Accounts (except in the case of Manifest Error), it being understood that Parent may dispute the amount of any line item included in the Proposed Effective Date Accounts, whether or not such amount differs from the corresponding amount set forth in the Estimated Effective Date Accounts.
(ii)At Closing, Parent shall deposit, or cause to be deposited, with the Escrow Agent, in trust, cash in an amount equal to the Disputed Effective Date Amounts, if any, into a segregated escrow account (the “Disputed Effective Date Escrow Account”) to be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Disputed Effective Date Amount shall be funded from, and shall reduce dollar-for-dollar, the Consideration otherwise payable at Closing. If any Disputed Effective Date Amounts are required to be deposited in the Disputed Effective Date Escrow Account, Parent and the Seller shall take such actions as necessary to implement such escrow account and enter into the Escrow Agreement.
(b)At least fifteen (15) Business Days prior to the Closing Date, the Seller shall deliver to Parent a statement (the “Closing Statement”) setting forth the Seller’s good faith estimate of Leakage, if any (“Estimated Leakage”), together with reasonable supporting documentation necessary to confirm such estimated Leakage. The Closing Statement shall be prepared in accordance with GAAP. Within five (5) Business Days after receipt of the Closing Statement, Parent may submit to the Seller in writing any objections or proposed changes thereto, and the Seller shall consider all such objections and proposed changes in good faith. If the Parties are unable to agree on the estimates of Leakage, the Estimated Leakage shall control for purposes of the Closing Adjustment. The Consideration delivered at Closing will be reduced by the amount of Estimated Leakage (such reduction, the “Closing Adjustment”). If, following the Closing, it is determined in accordance with Section 3.3 that the Estimated Leakage exceeded the actual Leakage, Parent shall, within five (5) Business Days of such determination, pay to the
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Seller an amount equal to the lesser of (x) the amount by which the Estimated Leakage exceeded the actual Leakage and (y) $3,474,000.
(c)Within five (5) Business Days following the conclusion of the Resolution Period, the Seller shall deliver to Parent a statement in substantially the form attached hereto as Exhibit D setting forth the Effective Date Accounts as and to the extent finally determined in accordance with this Section 3.2, the Disputed Effective Date Amounts that are contemplated to be referred to the Independent Accountant pursuant to Section 3.2(a)(i), and the resulting adjustment to the Closing Consideration.
3.3Leakage Escrow.
(a)Leakage Escrow Deposit. At Closing, Parent shall deposit, or cause to be deposited, with the Escrow Agent, in trust, cash in an amount equal to $3,474,000 (the “Leakage Escrow Amount”) into a segregated escrow account (the “Leakage Escrow Account”) to be held and disbursed in accordance with this Agreement and the Escrow Agreement. The Leakage Escrow Amount shall be funded from, and shall reduce dollar-for-dollar, the Consideration otherwise payable at Closing.
(b)Post-Closing Leakage Claims. If, within ninety (90) days following the Closing Date, Parent delivers to the Seller a written notice (a “Post-Closing Leakage Notice”) identifying in reasonable detail any Leakage that Parent believes occurred but was not reflected in the Closing Adjustment (to the extent not so reflected, “Unaccounted Leakage”), the Seller shall have twenty (20) Business Days to deliver a written response accepting or disputing such claim. To the extent the Seller fails to deliver a written response within such twenty (20) Business Day period, the amount of any Unaccounted Leakage set forth in the Post-Closing Leakage Notice shall be deemed agreed to by the Seller. If the Seller disputes the claim, the Parties shall negotiate in good faith for fifteen (15) Business Days. Any amounts remaining in dispute shall be resolved by the Independent Accountant in accordance with Section 3.3(d).
(c)Release of Leakage Escrow. Within one (1) Business Day following the day that (i) the Seller accepts (or is deemed to have accepted) the amount of Unaccounted Leakage set forth in the Post-Closing Leakage Notice or (ii) the amount of Unaccounted Leakage is determined by the Independent Accountant in accordance with Section 3.3(d), the Seller and Parent shall, in accordance with the terms and subject to the conditions set forth in the Escrow Agreement, deliver joint written instructions to the Escrow Agent to release (x) to Parent, the aggregate amount of Unaccounted Leakage finally determined in accordance with Section 3.3(b) and/or 3.3(d) (if any) and (y) to the Seller, the balance of the Leakage Escrow Amount.
(d)Dispute Resolution.
(i)Any Leakage dispute not resolved within the negotiation period shall be submitted to KPMG LLP (or, if unavailable, a mutually agreed nationally recognized accounting firm) (the “Independent Accountant”). Parent and the Seller shall promptly jointly engage the Independent Accountant (but in no event later than ten (10) days after the conclusion of the negotiation period contemplated by the immediately preceding sentence) and shall instruct the Independent Accountant to act as an expert and not as an arbitrator. Within ten (10) Business Days after the Independent Accountant is engaged, each Party shall submit to the Independent Accountant and the other Party a written statement setting forth its position with respect to each disputed item, together with reasonable supporting materials. The Independent Accountant shall resolve only the disputed items, and its determination for each disputed item must fall within the range defined by Parent’s claim and the Seller’s response. The Independent Accountant’s determination shall be final and binding absent Manifest Error.
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(ii)Parent and the Seller shall cooperate with the Independent Accountant during the term of its engagement and shall use commercially reasonable efforts to cause the Independent Accountant to resolve all remaining disagreements with respect to the computation of the Leakage as soon as practicable. The Independent Accountant shall consider only those items and amounts in Parent’s and the Seller’s respective calculations of Leakage, including each of the components thereof, that are identified as being items and amounts to which Parent and the Seller have been unable to agree and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent Accountant’s determination of the amount of Leakage, including each of the components thereof, shall be based solely on written materials submitted by Parent and the Seller (i.e., not on independent review) and consistent with the relevant terms and definitions included herein. The determination of the Independent Accountant shall be conclusive and binding upon, and non-appealable by, the Parties and shall not be subject to appeal or further review; provided, however, that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction upon a finding that the Independent Accountant committed Manifest Error with respect to its determination. The determination of the Independent Accountant shall not be deemed an award subject to review under the Federal Arbitration Act or any other statute.
(iii)The costs and expenses of the Independent Accountant in determining the amount of Leakage shall be borne by Parent, on the one hand, and the Seller, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party.
3.4Exclusive Recourse for Leakage. The Leakage Escrow Account shall be the sole and exclusive source of recovery of Parent and its Affiliates for any Leakage to the extent not already accounted for through the Closing Adjustment or arising as the result of Fraud. Except to the extent arising as the result of Fraud of such Person, neither the Seller, nor any other Person, shall have any personal liability for any Leakage, whether under this Agreement or otherwise. For the avoidance of doubt, the Leakage Escrow Account shall be available solely to satisfy Leakage claims finally resolved in accordance with Section 3.3 and shall not be a source of recovery for any breach of any representation, warranty, covenant or agreement, nor in respect of any Disputed Effective Date Amount claims, Title Defect claims or Environmental Defect claims. Notwithstanding the foregoing and for the avoidance of doubt, there shall be no increase in the Consideration payable to the Seller in excess of the Leakage Escrow Amount.
3.5Recourse for Disputed Effective Date Amounts. Within one (1) Business Day following the day that the Disputed Effective Date Amounts are finally determined in accordance with Section 3.2(a)(i) and/or Section 3.3(d) (mutatis mutandis), the Seller and Parent shall, in accordance with the terms and subject to the conditions set forth in the Escrow Agreement, deliver joint written instructions to the Escrow Agent to release (i) to Parent, the aggregate amount of Disputed Effective Date Amounts finally determined in accordance with the terms and conditions of Section 3.2(a)(i) and/or Section 3.3(d) (mutatis mutandis) if and to the extent such amounts were not properly attributable to the Effective Date Accounts as finally determined in accordance with Section 3.2(a)(i) and/or Section 3.3(d) (mutatis mutandis) and (ii) to the Seller, the balance of the Disputed Effective Date Escrow Account. For the avoidance of doubt, the Disputed Effective Date Escrow Account shall be available solely to satisfy claims with respect to Disputed Effective Date Amounts claims finally resolved in accordance with Section 3.2(a)(i) and/or Section 3.3(d) (mutatis mutandis) and shall not be a source of recovery for any breach of
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any representation, warranty, covenant or agreement, nor in respect of any Leakage claims, Title Defect claims or Environmental Defect claims.
3.6Withholding. Parent and Seller shall be entitled to deduct and withhold from the Consideration or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable Law. To the extent that such amounts are so properly deducted, withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller or other applicable payee in respect of which such deduction and withholding was made. Other than with respect to (a) amounts treated as compensation or (b) withholding as a result of Seller’s failure to deliver the IRS Form W-9 in accordance with Section 8.4, if the applicable withholding agent intends to withhold from any amounts payable hereunder, the applicable withholding agent shall provide prior notice to the applicable payee and the affected holder as soon as reasonably practicable after it determines withholding is required and shall cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law.
Article 4
ACTIONS PENDING CLOSING
4.1Conduct of Business by the Companies
. From the Execution Date until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1 and except (i) as contemplated by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in the ordinary course operations schedule on Schedule 4.1, or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), the Seller shall cause each Company to conduct its business and operation of the Assets as a reasonably prudent operator and consistent with past practices, and the Seller shall cause each Company not to:
(a)(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any options, warrants, convertible securities or other rights to acquire any such equity or (ii) enter into any agreement with respect to the foregoing;
(b)(i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire any capital stock, membership, company, partnership or other equity interests;
(c)(i) sell, lease, dispose of or discontinue all or any portion of its Assets other than in the ordinary course of business, (ii) other than leases of assets or property in the ordinary course of business or consistent with past practices or acquisitions of assets in the ordinary course of business consistent with past practice, acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a corporation, limited partnership or limited liability company, as the case may be, to any other business entity;
(d)(i) make, declare, set aside or pay any dividends or other distributions in respect of the Membership Interests, other than any such dividend or distribution constituting Permitted Leakage (other than pursuant to clause (a) of the definition thereof), or (ii) enter into any agreement with respect to the voting of its equity or voting securities;
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(e)amend its Organizational Documents as in effect on the Execution Date (whether by merger, consolidation, acquisition of stock or assets or otherwise);
(f)other than in the ordinary course of business consistent with past practice, enter into any contract, agreement or arrangement that would be a Material Contract;
(g)other than in the ordinary course of business consistent with past practice, modify, amend, terminate or assign, or waive or assign any rights under any Lease or Material Contract in any material respect;
(h)waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, in each case, in excess of $500,000;
(i)implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;
(j)fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;
(k)(i) make, change, or revoke any material Tax election, including elections for any and all joint ventures, limited liability companies or other investments where it has the capacity to make such binding election, (ii) adopt or change any Tax accounting period or material method of Tax accounting, (iii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material liability or assessment related to Taxes, (iv) settle, compromise or surrender any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, (vi) amend any material Tax Return, (vii) surrender in writing any right to claim a material refund of Taxes or (viii) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements the primary purpose of which does not relate to Taxes);
(l)(i) incur, assume, guarantee or otherwise become liable for any material Indebtedness (directly, contingently or otherwise), other than borrowings under the Seller RBL, (ii) other than as otherwise permissible under Section 4.1(c)(ii), enter into any material lease (whether operating or capital), (iii) create any Encumbrance (except for Permitted Encumbrances) on its property or equity interests, or (iv) propose, authorize, consent to or make capital expenditures that are, on an individual basis, in excess of $1,000,000, other than such capital expenditures as are (A) contemplated in Schedule 4.1 or (B) required (in such Company’s reasonable, good faith estimation) on an emergency basis or for the safety of individuals, assets or the environment (for which the Seller shall notify Parent of any such expenditure in connection with clause (A) or (B) as soon as reasonably practicable);
(m)authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
(n)grant or create any preferential right, consent, overriding royalty or similar obligations with respect to the Properties;
(o)voluntarily relinquish its position as operator to anyone with respect to the Properties, or voluntarily abandon any of its Properties other than as required pursuant to the terms of a Lease, Contract or applicable Law;
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(p)enter into any Related Party Contract;
(q)enter into any Hedging Transaction outside the ordinary course of business;
(r)fail to use commercially reasonable efforts to maintain any material Permits, approvals, bonds and guaranties required to own and/or operate its assets;
(s)fail to use commercially reasonable efforts to submit any required registration, declaration or filing with any applicable Governmental Authority;
(t)fail to use commercially reasonable efforts to maintain its books, accounts and records in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, GAAP and contractual obligations;
(u)hire or engage any employees or other individual service providers or establish, adopt, or enter into any Company Group Benefit Plan;
(v)enter into any contract, agreement or arrangement or take any action that, in each case, would be reasonably likely to have a System Material Adverse Effect; and
(w)agree or commit to do anything prohibited by clauses (a) through (v) of this Section 4.1.
provided, however, that the foregoing does not limit or restrict the ability of any Company to take otherwise prohibited actions in response to emergency situations (in such Company’s reasonable, good faith estimation); provided that the Seller promptly notifies Parent of the same. Requests for approval of any action restricted by this Section 4.1 shall be submitted to Parent in writing. If Parent does not respond in writing denying such request within ten (10) days after delivery of such request, Parent shall be deemed to have approved such requested action.
4.2Conduct of Business by Parent. From the Execution Date until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, and except (i) as expressly contemplated or permitted by this Agreement or (ii) as may be required by applicable Law, Parent will not, and will cause each of its respective Subsidiaries not to, enter into any contract, agreement or arrangement or take any action that would be reasonably likely to have a Material Adverse Effect on, or materially interfere with or delay, the consummation of the transactions contemplated by this Agreement. Parent will take all actions necessary to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement.
Article 5
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
5.1Generally.
(a)Any representation or warranty qualified by the “knowledge of the Seller,” or “to the Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 5.1.
(b)Subject to the foregoing provision of this Section 5.1 or as set forth in the Schedules, the Seller represents and warrants to Parent as of the Execution Date and at Closing (except for the representations and warranties that refer to a specified date, which will be deemed to be made as of such date only) the matters set out in this Article 5.
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5.2Organization, General Authority and Standing.
(a)Each Company is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Neither of the Companies has any Subsidiary and neither owns, directly or indirectly, any equity interest in any Person. Each Company is duly licensed or qualified to do business and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except for such jurisdictions where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a System Material Adverse Effect.
(b)Each Company has all requisite organizational power to (i) own, lease, and operate its properties, (ii) carry on its business as now being conducted consistent with past practices and (iii) perform its obligations under all Contracts by which it is bound, except, in the case of clauses (ii) and (iii), where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a System Material Adverse Effect.
5.3Authorization and Enforceability. Each Company has the requisite company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement and each Company has the requisite organizational power and authority to execute, deliver and perform its obligations under any Transaction Documents to which it will be a party. This Agreement and the transactions contemplated by this Agreement have been authorized by all necessary company action by each Company. This Agreement has been duly executed and delivered by each Company and, assuming due authorization, execution and delivery by Parent, constitutes each Company’s valid and binding obligation, enforceable against such Company in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles).
5.4No Conflicts. Except as set forth on Schedule 5.4, subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by each Company, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of any Company, (b) subject to the termination of the Seller RBL and satisfaction in full of all obligations outstanding thereunder, violate, conflict with or result in a default (with or without due notice or lapse of time or both) or the creation of any Encumbrance (other than Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration under any Contract applicable to any Company or to the Assets, (c) violate any Laws applicable to any Company or (d) violate any provision of any Contract to which any Company is a party or by which the Assets are bound, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to have a System Material Adverse Effect.
5.5Liability for Brokers’ Fees. Except to the extent provided for in Schedule 5.5, Parent shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Companies or any of their Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
5.6Litigation.
(a)Except as set forth on Schedule 5.6(a), there are no, and during the three (3) years immediately preceding the Execution Date there have not been any, actions, suits or proceedings by or against any Company or any of its respective Affiliates pending before any Governmental Authority, or to such Seller’s knowledge, (i) threatened in writing by or against any Company or any of its respective Affiliates or (ii) against any Third Party operator of any of the Assets (in such Third Party operator’s capacity as operator of such Assets).
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(b)There is no outstanding judgment, order, writ, injunction, ruling, decree, or pending or, to the knowledge of such Company, threatened investigation by any Governmental Authority (i) that affects any Company, its Membership Interests or any of the Assets and is material to the ownership or operation of the Assets (taken as a whole), or (ii) that affects the Transactions. Except as set forth on Schedule 5.6(b), there is no action, suit, or proceeding (x) by any Company or any of its Affiliates pending, or for which any Company or any of its Affiliates has commenced preparations to initiate, against any other Person or (y) by any Third Party (including any Representative of such Company or any of its Affiliates) pending in connection with the business of such Company that is financed by such Company or any of its Affiliates or for which such Company or any of its Affiliates is (or will be) responsible for any portion of the costs, expenses or liabilities thereof. Except as set forth on Schedule 5.6(b), during the past three (3) years prior to the Execution Date, to the knowledge of such Company, there have been no actions, suits, or proceedings filed relating to the personal injury or death of any Person in connection with the business of any Company or the Assets for which such Company or any Affiliate of such Company would have any liability that would reasonably be expected to have a System Material Adverse Effect after the Closing Date.
5.7Taxes. Except as set forth on Schedule 5.7:
(a)All material Taxes that have become due and payable with respect to any Company or its assets (whether or not shown or required to be shown on any Tax Return) have been paid in full.
(b)All material Tax Returns that were required to be filed by or with respect to any Company have been duly and timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and correct in all material respects.
(c)No claim, litigation, audit, examination, investigation or proceeding is pending, in progress or, to such Seller’s knowledge, has been threatened in writing with respect to any material amount of Taxes or material Tax Returns relating to any Company.
(d)None of the assets of the Companies are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed or otherwise treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state or local Law, in each case, other than with respect to Seller.
(e)There is not currently in effect, and no Company has consented in writing to, any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material amounts of Taxes with respect to such Company.
(f)No written claim has been made by any Governmental Authority in any jurisdiction in which any Company does not file a Tax Return that any material Tax Return is required to be filed or any material Taxes that would be covered by or the subject of such unfiled Tax Return are required to be paid in such jurisdiction with respect to such Company. No Company has had a permanent establishment (within the meaning of an applicable Tax treaty) or has become subject to Tax outside of the United States.
(g)There are no liens for Taxes (other than liens described in clause (d) of the definition of Permitted Encumbrances) on any of the Assets.
(h)No Company has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Law, or as a transferee or successor, or by Contract (other than liabilities for Taxes of the Seller
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Combined Group). No Company has been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return, other than the Seller Combined Group.
(i)No Company is, or has ever been, a party to, or bound by, any agreement or arrangement relating to the sharing, indemnification or allocation of Tax liabilities (or any similar agreement or arrangement) between or among Persons, in each case, other than pursuant to any agreement or arrangement, the primary purpose of which does not relate to Taxes.
(j)No Company has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).
(k)No Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Effective Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) by reason of a change in method of accounting or otherwise on or prior to the Effective Date for a taxable period ending on or prior to the Effective Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Effective Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created on or prior to the Effective Date; (iv) an installment sale or open transaction disposition made on or prior to the Effective Date; or (v) a prepaid amount received or deferred revenue accrued on or prior to the Effective Date.
(l)Each Company has timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by such Company with respect to any payment owing to, or paid to, its employees, creditors, independent contractors, customers and other Third Parties (and has timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Authority).
(m)No Company is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Governmental Authority. No Company has entered into or requested a private letter ruling, technical advice memorandum or similar ruling from a Governmental Authority with respect to such Company that would have continuing effect after the Closing Date.
(n)For U.S. federal income tax purposes, each Company has, at all times since such Company’s formation, been classified as an entity disregarded as separate from its owner.
5.8Compliance with Laws. Other than as set forth on Schedule 5.8, (i) each Company (including with respect to its ownership and operation of the Assets) is, and during the last three (3) year period prior to and including the Closing Date, has been, in compliance with all applicable Laws in all material respects, (ii) no Company has received written notice of any violation of any applicable Law and (iii) no Company has received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.
5.9Material Contracts.
(a)Schedule 5.9(a) sets forth all Contracts as of the Execution Date of the type described below to which any Company is a party or by which any Company or any of their respective Assets are bound or to which IKE Operating is a party and relates to any Company’s Assets (the “Material Contracts”):
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(i)each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by such Company, in excess of $1,000,000 during the current or subsequent calendar year or $3,500,000 in the aggregate over the term of the Contract (based solely on the terms thereof and contracted volumes (or if none, current volumes)), other than agreements solely between or among the Companies;
(ii)each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by such Person (whether incurred, assumed, guaranteed or secured by any asset) in excess of $3,000,000, other than agreements solely between or among the Companies;
(iii)each Contract for lease of personal property or real property involving aggregate payments in excess of $600,000 in any calendar year that are not terminable within 90 days, other than Contracts related to drilling rigs, compressors or generators and the effect of which are reflected in the Company Financial Statements;
(iv)each Contract containing an area of mutual interest, joint bidding area, joint acquisition area or a non-compete provision that, following the Closing would by its terms restrict the ability of any Company or Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;
(v)each Contract involving the pending acquisition or sale of (or option to purchase or sell) assets or properties of such Person in excess of $1,000,000, taken as a whole;
(vi)each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate or fluctuations in interest rates, that will be binding on any Company or Parent after the Closing;
(vii)each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Assets;
(viii)each joint development agreement, exploration agreement, participation or program agreement or similar agreement that contractually requires such Company to make expenditures that would reasonably be expected to be in excess of $1,000,000 individually or in the aggregate, during the current or any subsequent calendar year or $3,500,000 individually or in the aggregate over the term of the Contract during the twelve (12)-month period following the date of this Agreement;
(ix)each Contract (A) providing for the sale of Hydrocarbons that has a remaining term of greater than 90 days and that does not allow such Company to terminate without penalty on 90 days’ or less notice or (B) that contains any calls on, or options to purchase, quantities of Hydrocarbons;
(x)each Contract that grants to any Person other than IKE Operating, any Company or Parent any exclusive rights, rights of first refusal, right of first offer, preferential right to purchase, drag-along right, tag-along right, appraisal right, option, put or call, or exclusive negotiation or other similar rights, or any explicit most favored pricing provisions;
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(xi)each Contract providing for (a) the sale of Hydrocarbons that contains a take-or-pay clause or any similar prepayment or forward sale arrangement or obligation (excluding gas balancing arrangements associated with customary joint operating agreements) to deliver Hydrocarbons in the future without then or thereafter receiving full payment therefor; (b) acreage dedication, minimum volume commitments or capacity reservations fees to a gathering, transportation or other arrangement downstream of the wellhead; or (c) guaranties or commitments of volumes of Hydrocarbons;
(xii)each collective bargaining agreement to which such Person is a party or is subject;
(xiii)each Contract that would survive Closing that expressly limits or restricts the ability of such Person to (A) make distributions in respect of its Membership Interest, (B) make loans to such Person or (C) grant liens on the Assets of such Person;
(xiv)each Contract that relates to the prior acquisition or disposition of any assets material (individually or in the aggregate) to such Person, taken as a whole, during the three years prior to the Execution Date or for which there are, as of the Execution Date, any outstanding obligation or pending claim for indemnity that will or could reasonably be expected to be binding on such Company or its assets after Closing;
(xv)each Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations;
(xvi)each Contract that is a plant agreement, injection agreement, repressuring or recycling agreement, saltwater or other disposal agreement, or water purchase, sourcing or similar agreement that is not terminable without penalty upon 90 days’ or less notice;
(xvii)each Contract for which the primary purpose is (A) to indemnify another Person or (B) guaranteeing any payment or performance obligation of any Third Party; and
(xviii)each agreement under which such Person has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $25,000 outstanding as of the Execution Date.
(b)Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Material Contract may be limited by applicable Law and public policy, each of the Material Contracts constitutes the valid and binding obligation of such Company and constitutes the valid and binding obligation of the other parties thereto and is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to be material to the Companies (taken as a whole).
(c)(i) No Company is in material breach of or default under any Material Contract, nor has any Company received written notice of breach or default by a Company under any Material Contract, (ii) to the knowledge of the Companies, no other party to any Material Contract has materially breached or is in default of any of its obligations under any Material Contract, and (iii) there is not any default or event which, with notice or lapse of time or both, would constitute a default on the part of any Company or, to the knowledge of the Companies,
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any other party to any Material Contract, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained. As of the Execution Date, each Company has made available to Parent or its Representatives a complete and correct copy of each Material Contract (including any and all amendments, exhibits, schedules, annexes and supplements thereto).
5.10Consents and Preferential Purchase Rights. Except as set forth on Schedule 5.10, and subject to compliance with the HSR Act, (a) no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement and the other Transaction Documents to which any Company is or will be a party, by any Company or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby; and (b) there are no Preferential Rights, tag-along rights, drag-along rights or other similar rights that are applicable to or triggered by the Transactions.
5.11Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Companies (taken as a whole) or as set forth on Schedule 5.11:
(a)To Seller’s knowledge, each Company’s ownership and operation of the Assets are, and at all times since January 1, 2022 have been, in compliance in all material respects with Environmental Laws and all Permits required under Environmental Laws.
(b)To Seller’s knowledge, there has been no Release of Hazardous Substances on, from, under, or to the Assets that could reasonably be expected to give rise to material liabilities of any Company under Environmental Law.
(c)No Company has entered into, or is subject to, any agreement with, or consent, order, settlement, decree or judgment of, any Governmental Authority issued pursuant to Environmental Laws that requires any Remediation of any of the Assets, except for those which have been fully resolved.
(d)No Company (and, to any Seller’s knowledge, no Third Party operator of the Assets) has received written notice that remains unresolved of any actual or alleged condition or conduct on or with respect to any Asset which, if true, would constitute a violation of or noncompliance with, or require Remediation after the Closing Date or give rise to liability under, any Environmental Laws, in each case, by any Company.
(e)There are no Proceedings pending or, to each Seller’s knowledge, threatened in writing before any Governmental Authority with respect to the Assets alleging violations of, or claiming Remediation obligations under, Environmental Laws that remain unresolved.
Notwithstanding anything to the contrary herein, with respect to Assets that are operated by a Person other than the Companies, the representations and warranties set forth in this Section 5.11 are limited to the knowledge of the applicable Company.
5.12Capitalization.
(a)All issued and outstanding Membership Interests of each Company have, in each case, been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of the DLLCA, the Organizational Documents of such Company, applicable securities Laws, or any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options, subscription rights or other similar rights of any Person. Except
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as set forth on Schedule 5.12(a), there are no outstanding options, warrants, subscription rights, calls, puts, conversion rights, exchange rights, preemptive rights, unit appreciation rights, phantom equity rights, profit participation rights, restricted units, deferred units, equity-based awards, convertible securities, exercisable securities or other rights or commitments obligating any Company to issue, sell, transfer, redeem, repurchase, acquire or otherwise dispose of any equity securities of such Company.
(b)Except as set forth on Schedule 5.12(b) or in such Company’s Organizational Documents, no Company is a party to any voting trust, voting agreement, members agreement, proxy, transfer restriction, registration rights agreement, tag-along right, drag-along right, preemptive right, right of first refusal, right of first offer, purchase option, call option, redemption right, repurchase right or other agreement, arrangement, instrument or understanding restricting or otherwise relating to the voting, transfer, ownership, issuance, sale, redemption, repurchase or disposition of the Membership Interests or other equity securities of such Company.
(c)There are no bonds, debentures, notes or other Indebtedness of any Company having the right to vote, or convertible into or exchangeable or exercisable for securities having the right to vote on any matter. Except as set forth on Schedule 5.12(c), there are no declared or accrued but unpaid distributions with respect to the Membership Interests or other equity securities of any Company.
(d)No Company directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.
(e)True, correct and complete copies of the Organizational Documents of each Company have been made available to Parent, and such Organizational Documents reflect all amendments, restatements, supplements and modifications thereto through the Execution Date. No Company is in violation of any of the provisions of its Organizational Documents.
5.13Leases; Rights-of-Way; Special Warranty of Title.
(a)The applicable Company (or, to such Seller’s knowledge, the applicable Third Party operator) has paid all accrued bonuses and delay rentals due with respect to such Company’s interest in the Leases, in each case, in accordance with the Leases and applicable Law. As of the Execution Date, no Company has received any written notice that any Lease accounts are not current or that any payments required thereunder have not been paid.
(b)No Company is in breach of any material provision in any material joint operating agreement, material Lease (other than provisions addressing payment of Burdens, which are addressed in Section 5.17) or material Right-of-Way or in default with respect to the performance of any material obligation of such Company under such joint operating agreements, Leases (other than provisions addressing payment of Burdens, which are addressed in Section 5.17) or such Rights-of-Way, and no party to any joint operating agreement, material Lease or material Right-of-Way or any successor to the interest of such party has filed or, to such Seller’s knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such joint operating agreement, Lease, or Right-of-Way.
(c)Schedule 5.13(c) contains a true, correct, and complete list of all Leases operated by each Company which (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production of Hydrocarbons in paying quantities, or any other means other than production of Hydrocarbons in paying quantities and will terminate or
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expire absent action by such Company or (ii) other than leases that are held by production, have primary terms that expire within two (2) years after the Closing Date. As of the Execution Date, no Company (or, to such Seller’s knowledge, any applicable Third Party operator) has received any written notice or demand from any lessor asserting that any of the Leases have terminated due to a failure to be held by production in paying quantities by the Wells or otherwise.
(d)Except to the extent those obligations have been fulfilled by any Company or any of its respective predecessors in interest prior to the Effective Date, none of the Real Property Interests or Contracts contain express provisions obligating such Company to drill any wells on the Assets.
(e)As of the Defect Claim Date and the Closing Date, each Company holds Defensible Title to the Wells and DSUs from and against the lawful claims of any and all Persons claiming or to claim the same or any part thereof, in each case, by, through and/or under any Company but not otherwise, subject to and except for Permitted Encumbrances.
5.14Surface Contracts. Each Company has good and indefeasible title to all fee surface interests owned by such Company, free from liens, charges, encumbrances and defects, except Permitted Encumbrances or where the failure to have such title or be free from liens, charges, encumbrances and defects would not reasonably be expected to materially and adversely affect such Company’s current and future use of such fee surface interests.
5.15Wells and Equipment. Except as set forth on Schedule 5.15:
(a)all Wells (i) that are operated by any Company and (ii) to the knowledge of such Company, that are operated by a Person other than such Company have been drilled and completed at locations within the limits permitted by all applicable Leases, Contracts, pooling or unit agreements and applicable Laws;
(b)(i) no Company has received any written notices or demands from Governmental Authorities or other Third Parties to plug or abandon any Wells and (ii) there are no wells that such Company is currently obligated (directly or indirectly as a working interest owner) by Law or Contract to plug and abandon that have not been plugged and abandoned in accordance with all applicable Laws;
(c)all currently producing Wells and equipment used or held for use in connection with the operation of the Properties (i) that are operated by any Company and (ii) to the knowledge of such Company, that are operated by a Person other than such Company are, in all material respects, in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; and
(d)no Well operated by any Company is subject to penalties on allowables after the Closing Date because of overproduction.
5.16Permits. Except as set forth on Schedule 5.16(a), each Company has all material Permits required to permit the ownership and operation of the Assets as presently owned and operated by such Company, and each is in full force and effect and has been duly and validly issued. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit. There is no outstanding violation in any material respect of any such Permit by any Company. No Company has received any written notice of any violation of any such Permit in connection with the use, ownership and/or operation of the Assets that has not been resolved to the satisfaction of the relevant Governmental Authority, and there are no proceedings pending or, to such Seller’s knowledge, threatened in writing that might result in any material adverse modification, revocation, termination or suspension of any such Permit or which would require any corrective or remedial action by any Company. Except as set forth on Schedule
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5.16(b), each Company will collectively have the use and benefit of all such material Permits immediately following consummation of the transactions contemplated by this Agreement.
5.17Royalties. Except for Suspense Funds held as permitted pursuant to applicable Law, each Company has paid all Burdens due by such Company with respect to the Assets.
5.18Imbalances. As of the Execution Date, there are no material Well Imbalances and Pipeline Imbalances, in each case, with respect to the Assets.
5.19Delivery of Hydrocarbons. Except as set forth on Schedule 5.19, as of the Execution Date, no Company is obligated by virtue of any take-or-pay payment, production payment, advance payment or other similar payment to deliver Hydrocarbons or proceeds from the sale thereof attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.
5.20Bonds and Credit Support. Schedule 5.20(a) lists all material bonds, guarantees, letters of credit and other similar credit support instruments maintained by each Company with any Governmental Authority or other Third Party with respect to the ownership and operation of its Assets and any other material credit support that such Company is liable for or that is binding on such Company. Schedule 5.20(b) lists all bonds, guarantees, letters of credit and other similar credit support instruments maintained by IKE Operating with any Governmental Authority or other Third Party with respect to the operation of any Company’s Assets and any other credit support that IKE Operating is liable for with respect to any Company’s Assets (the items on Schedule 5.20(b), the “IKE Support Materials”).
5.21Payout Status. Schedule 5.21 sets forth the payout status as of the date set forth in such Schedule of each Well and Lease subject to a reversion or other adjustment at some level of cost recovery or payout.
5.22Non-Consent Operations. No Company has elected or been deemed to have elected to “non-consent,” or failed to participate in, the drilling or reworking of a well, any seismic program or any other operation that would cause such Company to suffer a penalty or lose or forfeit any interests in the Assets under any applicable operating agreement or Law.
5.23Employment and Labor Matters.
(a)No Company has any employees on its payroll as of the Closing Date. No Company has directly engaged any individual service provider as of the Closing Date. No Company is party to any labor or collective bargaining contract that pertains to any Operations Individual (as defined below) or any other employee providing services to such Company.
(b)Except as would not be reasonably expected to result in material liability to any Company, individually or in the aggregate, any employees primarily providing services to the Companies are in compliance with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.
(c)During the past three years, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of such Company, threatened against any current or former employees or other individual service providers of any Company that provide services to such Company, (ii) to the knowledge of such Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred involving any of the employees or other individual service providers described in clause (i), and (iii) no Company has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of the employees or other individual service providers described in clause (i) hereof, in each case, that could reasonably be expected to cause material reputational damage to such Company.
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(d)As of the Closing, no Company sponsors, maintains or contributes to or is required to contribute to any Company Group Benefit Plan or Birch Resources Benefit Plan.
(e)No Company or its ERISA Affiliates currently sponsors, contributes to (or has an obligation to contribute to), maintains, or has any liability with respect to and within the past six (6) years has not sponsored, contributed (or been obligated to contribute to), or maintained or had liability with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(f)Except as set forth on Schedule 5.23(f), the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former individual independent contractor, director or officer of any Company to severance pay, or any transaction-related bonus payment, or (ii) accelerate the time of payment or vesting, increase the amount of compensation due any such current or former individual independent contractor, director or officer for which any Company will be liable. None of the transactions contemplated hereby will (either alone or in connection with any other events) result in an “excess parachute payment” within the meaning of Section 280G of the Code with respect to any current or former individual independent contractor, director or officer of any Company.
5.24Indebtedness. Except as set forth on Schedule 5.24, as of the Execution Date, each Company has no Indebtedness.
5.25Condemnation. There is no pending or, to the knowledge of any Company, threatened in writing, taking (whether permanent, temporary, whole, or partial) of any material part of the Assets owned or held by such Company by reason of condemnation or the threat of condemnation.
5.26Financial Statements; No Liabilities.
(a)The Companies have made available to Parent true, correct and complete copies of (i) the audited consolidated balance sheets of the Seller and its Subsidiaries as of December 31, 2025 and December 31, 2024, and the related audited consolidated statements of operations, equity and cash flows for the fiscal years then ended, together with the related notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Seller and its Subsidiaries as of March 31, 2026, and the related unaudited consolidated statements of operations, equity and cash flows for the three-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position of the Seller and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Seller and its Subsidiaries for the periods indicated therein; provided, that the Interim Financial Statements (A) are subject to normal and recurring year-end adjustments (the effect of which are not expected to be, individually or in the aggregate, material) and (B) do not contain all footnotes and schedules required under GAAP. The Company Financial Statements have been prepared from, and are consistent in all material respects with, the books and records of the Seller and its Subsidiaries. The Seller further represents and warrants that any audited, reviewed or unaudited historical financial statements required to be delivered to Parent pursuant to Section 8.15 (including financial statements required by Rule 3-05 of Regulation S-X), have been, and when delivered prior to, at, or after the Closing pursuant to Section 8.15, will have been, prepared from the books and records of the applicable Company, or the applicable business represented thereby, and present, and will present, fairly in all material respects, the financial position, results of operations, equity and cash flows or the revenues and operating expenses, as applicable, of the business represented thereby as of the date and for the period indicated therein,
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in each case in accordance with GAAP consistently applied throughout the periods covered thereby; provided, that any unaudited financial statements do not contain all footnotes and schedules required under GAAP.
(b)Except as set forth on Schedule 5.26, each Company has established and maintains a system of internal accounting controls appropriate in all material respects for a company of the size of such Company and the industry in which such Company operates, which are designed to provide reasonable assurance: (i) that receipts and expenditures of such Company are being made only in accordance with authorizations of management and the governing body of such Company, (ii) that transactions are recorded as necessary to (A) permit preparation of financial statements in accordance with GAAP and (B) maintain accountability for assets, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of such Company; there is not, and during the period from December 31, 2024 through the Execution Date there has not been, (i) any material deficiency or weakness in the system of internal accounting controls used by any Company, (ii) any fraud, corporate misappropriation or similar wrongdoing that involves any of the management of such Company or other employees who have a role in the preparation of financial statements or in the internal accounting controls used by such Company, or (iii) any notice of any written claim received by such Company regarding any of the foregoing; and each Company’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is effective.
(c)Except as set forth on Schedule 5.26, no Company has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of the Seller and its Subsidiaries, other than liabilities (i) accrued, reserved, reflected or otherwise disclosed in the Company Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements, (iii) incurred under this Agreement or the other Transaction Documents or in connection with the Transactions, (iv) arising under Contracts or applicable Law, other than liabilities arising from any breach, default or violation thereof, or (v) that, individually or in the aggregate, would not reasonably be expected to be material to such Company.
(d)Since formation, no Company has engaged in any line of business that is substantially different from the business in which such Company is engaged as of the date of this Agreement.
5.27Intellectual Property.
(a)Except as set forth in Schedule 5.27, no material registrations, issuances or applications for registration are included in any Intellectual Property Rights owned by any Company. The registered, issued and applied-for Intellectual Property Rights set forth on Schedule 5.27 (the “Company Intellectual Property Rights”) are subsisting and, if registered, to the Seller’s knowledge, valid and enforceable. Each Company owns or otherwise has the right to use other Intellectual Property Rights that are material for the conduct of business of such Company as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)To the Seller’s knowledge, (i) the conduct of the business of each Company as currently conducted does not infringe, misappropriate, or otherwise violate, and during the past three (3) years has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any other Person in any material respect and (ii) no other
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Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property Rights in any material manner.
(c)To each Seller’s knowledge, the consummation of the Transactions will not result in the loss or impairment of any material right of any Company to own or use any Company Intellectual Property Rights held by or licensed to such Company and material to the conduct of the business of such Company, as currently conducted.
(d)The computers, software, hardware, networks, platforms, and technological systems owned, leased or licensed by each Company are in good working condition and adequate and sufficient in all material respects for the current needs of such Company and have not materially malfunctioned or failed in the past three (3) years.
5.28Absence of Certain Changes; No Transfer.
(a)Since December 31, 2025, (i) there has not been any (A) material write-down by any Company in the reserves estimated for the Properties, other than write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties, (B) material destruction, damage or loss to or affecting any of the Assets, or (C) System Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a System Material Adverse Effect, and (ii) each Company has conducted its business in the ordinary course of business consistent with past practices.
(b)Except for the sale of Hydrocarbons in the ordinary course of business since December 31, 2025, no Company has transferred, sold, mortgaged, pledged or subjected to any Encumbrance any asset or property.
5.29Insurance. Schedule 5.29(a) sets forth a true and complete list of all insurance policies maintained with respect to each Company and the Assets, together with the carriers and liability limits for each such policy as of the Execution Date (collectively, the “Company Insurance Policies”). Except as would not reasonably be expected to be material to the Companies, taken as a whole, each Company Insurance Policy is in full force and effect and is not subject to any lapse in coverage as of the Execution Date. Except as would not reasonably be expected to be material to the Companies, taken as a whole, all premiums with respect thereto have been paid to the extent due. Except as would not reasonably be expected to be material to the Companies, taken as a whole, no Company has received notice of, nor to the knowledge of such Company is there any threat of, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy that remains outstanding as of the Execution Date. Except as set forth on Schedule 5.29(b), there is no material claim outstanding under any such insurance policy and, to each Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for any such material claim under any such insurance policy. No Company has received any written notice from any insurer or reinsurer of any reservation of rights with respect to any material pending or paid claims.
5.30Hedging Transactions. Except as set forth on Schedule 5.30, as of the Execution Date, no Company is party to or liable under any Hedging Transactions.
5.31Affiliate Transactions. Except as set forth on Schedule 5.31, there are no Contracts between or among any Company, on the one hand, and any Related Party or Affiliate thereof, on the other hand, except for Contracts relating to employment or similar relationships, the provision of compensation and benefits to officers, directors, managers or employees of such Company and powers of attorney and similar grants of authority, in each case, made or entered into by such Company in the ordinary course of business. Except for the ownership of
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Membership Interests by the Seller, no Related Party (other than any Company) owns an interest in the Assets or business of any Company.
5.32Capital Expenditures. Except as set forth on Schedule 5.32, as of the Execution Date, there are no outstanding authorizations for expenditure or other capital commitments relating to any Asset that any Company reasonably anticipates to require expenditures by such Company after the Execution Date in excess of $250,000.
5.33Personal Property. All personal property owned or leased by any Company is in an operable state of repair, sufficient to maintain normal operations with respect to such property as currently operated and used by or on behalf of such Company, in all material respects, ordinary wear and tear excepted. Except as set forth on Schedule 5.33, the personal property owned or leased by each Company constitutes, in all material respects, all of the personal property necessary for the business and assets of such Company to be owned and operated in the same manner as such ownership and operations have been historically conducted.
5.34Combined Reserve Report. The Companies have made available to Parent a true and complete copy of the combined reserve report prepared by the Seller and its Affiliates and evaluated by Ryder Scott Company (“Reserve Engineer”) relating to the interests of the Companies referred to therein as of July 1, 2026 (the “Reserve Report”), and no subsequent estimate of the Companies’ oil and gas reserves prepared by an unaffiliated person concerning the Assets of the Companies has been delivered to or received by any Company in writing on or before the Execution Date. The information furnished to the Reserve Engineer in connection with the preparation of the Reserve Report was, to each Seller’s knowledge, accurate and complete, and the Companies believe that the estimates of the Reserve Engineer derived therefrom are reasonable.
5.35Competent Person’s Report. To the extent that a competent person’s report is prepared in relation to the assets of the Seller or any of its Subsidiaries for inclusion in the Parent Prospectus, to the Seller’s knowledge, all information supplied by the Seller or any of its Subsidiaries or their respective officers or employees to the competent person in connection with any such report has been supplied in good faith after due and careful inquiry and, to the Seller’s knowledge, such information was when given, and (except to the extent updated on behalf of the Seller or its Subsidiaries) remains, in all material respects true, complete and accurate (whether by omission or otherwise), and not misleading in any material respect.
5.36Sufficiency of Assets. Except as set forth on Schedule 5.36(a), the Assets of each Company constitute all of the assets, properties and rights, tangible or intangible, real or personal, that are necessary to conduct the business and operations of such Company as currently conducted, in all material respects.
5.37Lease Operating Statements. Except as otherwise specified on Schedule 5.37, the information contained in the lease operating statements set forth on Schedule 5.37 is true and correct and accurately reflects the costs associated with operating the assets of each Company in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.
5.38Bank Accounts; Officers; Powers of Attorney. Schedule 5.38 sets forth an accurate and complete list of (i) all banks or other financial institutions with which any Company maintains an account, safe deposit box or lock box, showing the type and account number of each such account, as applicable, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith, (ii) all officers, directors and managers of each Company and (iii) all valid powers of attorney issued by any Company that will remain in effect following the Closing.
5.39Books and Records. Each Company maintains all books of account and other business records required by applicable Law and as necessary to conduct the business of such Company in the same manner as such business has been historically conducted.
Article 6
REPRESENTATIONS AND WARRANTIES OF SELLER
6.1Organization, General Authority and Standing.
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(a)The Seller is (i) a limited liability company validly existing and in good standing under the Laws of the State of Delaware and (ii) duly licensed or qualified to do business and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except, in the case of clause (ii), for such jurisdictions where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a System Material Adverse Effect.
(b)The Seller has all requisite organizational power to (i) own, lease and operate its properties, (ii) carry on its business as now being conducted consistent with past practices and (iii) perform its obligations under this Agreement by which it is bound, except, in the case of clause (ii), where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a System Material Adverse Effect.
6.2Authorization and Enforceability. The Seller has the requisite company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement and the Seller has the requisite organizational power and authority to execute, deliver and perform its obligations under any Transaction Documents to which it will be a party. This Agreement and the transactions contemplated by this Agreement have been authorized by all necessary company action by the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by Parent, constitutes the Seller’s valid and binding obligation, enforceable against the Seller in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles).
6.3No Conflicts. Except as set forth on Schedule 6.3, subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by the Seller, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of the Seller, (b) subject to the termination of the Seller RBL and satisfaction in full of all obligations outstanding thereunder, violate, conflict with or result in a default (with or without due notice or lapse of time or both) or the creation of any Encumbrance (other than Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration under any Contract applicable to the Seller, (c) violate any Laws applicable to the Seller or (d) violate any provision of any Contract to which the Seller is a party, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to have a System Material Adverse Effect.
6.4Liability for Brokers’ Fees. Except to the extent provided for in Schedule 6.4, Parent shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
6.5Capitalization. Seller is the record and beneficial owner of all of the Membership Interests, free and clear of any and all Encumbrances (other than restrictions on transfer under applicable securities Laws or as set forth on Schedule 6.5). Upon the delivery of and payment of the Consideration at the Closing as provided for in this Agreement, Parent will receive good and valid title to, hold of record and own beneficially the Membership Interests, free and clear of any Encumbrances (other than restrictions on transfer under applicable securities Laws or as set forth on Schedule 6.5). Seller is not a party to (i) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Membership Interests or (ii) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Membership Interests.
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Article 7
REPRESENTATIONS AND WARRANTIES OF PARENT
7.1Generally. Any representation or warranty qualified by the “knowledge of Parent” or “to Parent’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of the individuals listed in Schedule 7.1.
7.2Existence and Qualification. Parent is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
7.3Organizational Power. Parent has the requisite organizational power to enter into and perform this Agreement and each Transaction Document to which Parent is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents except where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
7.4Authorization and Enforceability. The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by Parent at Closing and all other Transaction Documents to which Parent is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent (and all documents required hereunder to be executed and delivered by Parent at Closing and all other Transaction Documents will be duly executed and delivered by Parent) and this Agreement constitutes, and at the Closing such documents to be executed and delivered by Parent at the Closing will constitute, the valid and binding obligations of Parent, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
7.5No Conflicts. Subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Parent, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of Parent, (b) violate, conflict with or result in a default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Parent is a party, (c) violate any judgment, order, writ, injunction, ruling or decree applicable to Parent, or (d) violate any Laws in any respect applicable to Parent or any of its assets, except as, in the case of clauses (b), (c) and (d), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
7.6Liability for Brokers’ Fees. None of the Seller or any of its Affiliates shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Parent or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
7.7Litigation.
(a)There are no actions, suits or proceedings pending against Parent with any Governmental Authority, or, to Parent’s knowledge, threatened in writing with respect to or affecting the assets of Parent, other than any actions, suits or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)There is no outstanding judgment, order, writ, injunction, ruling, or decree, or pending or, to the knowledge of Parent, threatened investigation by, any Governmental
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Authority relating to any member of the Parent Group or the transactions contemplated by this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on Schedule 7.7(b), there is no action, suit, or proceeding (i) by any member of the Parent Group pending, or (ii) by any Third Party (including any Representative of Parent or any of its Affiliates) pending in connection with the business of the Parent Group that is financed by Parent or any of its Affiliates or for which Parent or any of its Affiliates is (or will be) responsible for any portion of the costs, expenses or liabilities thereof other than such actions, suits or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
7.8Independent Evaluation; Investment Interest.
(a)Parent is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, has retained and taken advice concerning the Assets and transactions herein from advisors and consultants that are knowledgeable about the oil and gas business, and is aware of the risks inherent in the oil and gas business.
(b)Parent is a party capable of making such investigation, inspection, review and evaluation of the Companies and the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability.
(c)In making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Parent has relied solely on the basis of its own independent due diligence investigation of the Companies and the Assets and the terms and conditions of this Agreement, and Parent has not relied on any representation or warranty, express, statutory or implied, oral or written, or any other statement, oral or written, other than the representations and warranties contained in Article 6.
(d)Parent acknowledges that the Membership Interests have not been registered under applicable federal and state securities Laws and that following the Closing, the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or effected pursuant to an exemption from registration under any federal or state securities Laws.
(e)Parent is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended. Parent is acquiring the Membership Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any equity interests thereof, except in compliance with applicable federal and state securities Laws.
7.9Consents, Approvals or Waivers. Subject to compliance with the HSR Act, Parent’s execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by Parent, and the transactions contemplated hereby and thereby) is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party.
7.10Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Parent or any of its Affiliates.
7.11Solvency. Assuming (a) the satisfaction of the conditions to the obligations of Parent to consummate the transactions contemplated by this Agreement set forth in Section 9.1 and Section 9.2, (b) the accuracy of the representations and warranties of the Seller set forth in this Agreement and (c) the accuracy in all material respects of any estimates, projections,
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forecasts and other financial information regarding the Companies furnished to Parent in connection with the Transactions, immediately after giving effect to such transactions, Parent will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured).
7.12Sufficiency of Funds. Parent as of the time at which Closing is required to take place hereunder, will have available to it sufficient funds to pay all cash amounts payable pursuant to this Agreement or otherwise in connection with, or arising from, the transactions contemplated by this Agreement. Parent expressly acknowledges and agrees that its obligations hereunder are not subject to, or conditioned on, receipt of financing.
Article 8
COVENANTS
8.1Access to Information.
(a)From and after the Execution Date until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, subject to applicable Law, the Seller shall, and shall cause each Company to, (i) afford Parent and its Representatives reasonable access, during normal business hours, upon reasonable prior notice and in a manner that does not unreasonably interfere with the conduct of the business of such Company, to the books, records, properties and appropriate personnel of such Company, and shall furnish such information concerning the business and properties of such Company as Parent may reasonably request and (ii) request access to the Assets for Parent and its Representatives (to the extent requested by Parent) from applicable Third Party operators for the purpose of conducting a reasonable due diligence review of the Assets; provided that the foregoing shall not permit any invasive environmental sampling, testing or other Phase II Environmental Site Assessment without the Seller’s prior written consent.
(b)Parent’s investigation shall be conducted in a manner so as not to interfere unreasonably with the business or operations of any Company or otherwise in a manner that minimizes interference with the operation of the Assets. Parent shall coordinate its access rights with the Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by the Seller, and the Seller shall have the right to accompany Parent (and any Representative of Parent) in connection with any physical inspection of the Assets.
(c)Parent acknowledges that, pursuant to its right of access to the Assets, Parent will become privy to confidential and other information of the Seller and the Companies and that such confidential information (which includes Parent’s conclusions with respect to its evaluations) shall be held confidential by Parent in accordance with the terms of the Confidentiality Agreement and Section 8.3.
(d)In connection with the rights of access, examination and inspection granted to Parent under this Section 8.1, Parent shall conduct such access, examination and inspection in compliance with applicable Law and the Seller’s reasonable safety and operating requirements made available to Parent in advance. Parent shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective officers, directors, employees, agents, advisors and other Representatives from and against any Damages arising out of personal injury, death or physical property damage caused by the access, examination or inspection activities of Parent or its Representatives, except to the extent arising from the gross negligence or willful misconduct of the Seller, its Affiliates or any of their respective officers, directors, employees, agents, advisors or other Representatives.
8.2Government Reviews; Reasonable Best Efforts.
(a)Subject to the terms and conditions of this Agreement, Parent and the Seller shall cooperate and use (and shall cause their respective Affiliates to use) reasonable best
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efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the transactions contemplated hereby.
(b)In furtherance and not in limitation of the foregoing, each of Parent and Seller (including by their respective Affiliates) agrees to cooperate in connection with filing or filings (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) Business Days after the Execution Date (unless a later date is mutually agreed to by Parent and the Seller), supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law, use their reasonable best efforts to take, or cause to be taken (including by their respective Affiliates), all other actions consistent with this Section 8.2 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date). No Party shall stay, toll, or extend any applicable waiting period under the HSR Act (or other applicable Antitrust Laws), or pull or refile any filing made under the HSR Act (or other applicable Antitrust Laws), without the advance written agreement of the other Party.
(c)Each of Parent and the Seller shall use (and Seller shall cause the Companies to use) reasonable best efforts to:
(i)cooperate with each other, and provide each other all reasonably necessary information and assistance, in connection with any filing or submission with a Governmental Authority in connection with the Transactions, including by providing Parent or the Seller, as applicable, a reasonable advance opportunity to review and comment thereon and considering in good faith the views of such other Person, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby;
(ii)promptly supply to Parent or the Seller, as applicable, copies of all substantive written communications and reasonable written summaries of any substantive oral communications received by such Person from, or given by such Person to, any Governmental Authority, in each case regarding any of the Transactions;
(iii)permit Parent or the Seller, as applicable, a reasonable opportunity to review and comment in advance, and consider in good faith the views of Parent or the Seller, as applicable, and incorporate the reasonable comments, in any substantive communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the Transactions; and
(iv)consult with Parent or the Seller, as applicable, in advance of any substantive meeting or teleconference with any Governmental Authority and give the other Party the opportunity to attend and participate in such meetings and teleconferences.
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(d)Subject to Section 8.2(b), Parent and the Seller shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 8.2(d) in a manner so as to preserve the applicable privilege.
(e)Parent shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, or take or cause to take any action, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, consents, approvals, authorizations or waivers of Governmental Authorities necessary to consummate the Transactions; (ii) materially delay the consummation of the Transactions; or (iii) materially increase the risk of any Governmental Authority seeking or entering a judgment prohibiting the consummation of the Transactions.
8.3Public Announcements; Confidentiality; Non-Solicitation.
(a)The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. From and after the Execution Date and through the Closing Date, other than the initial press release described in the foregoing sentence, no Party shall make (or cause any Affiliate or any Company to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding rights of consent or other rights that may be applicable to the Transactions, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) reasonably required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates (including, in respect of Parent, obligations under the UK Listing Rules, the UK DTRs or UK MAR), (iii) containing information substantially the same as, and consistent with, prior press releases or other public announcements made in compliance with this Section 8.3(a), or (iv) made pursuant to or in connection with Section 8.17, Section 8.18 or Section 8.19; provided, in each of clauses (i), (ii) and (iv), such Party uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon.
(b)The Parties shall keep all information and data relating to (i) this Agreement, the contents hereof, and the Transactions and (ii) the Assets, in each case, strictly confidential (and shall cause its Affiliates to keep such information and data confidential) except for disclosures to Representatives of the Parties (provided, however, that such Representatives are first directed by the disclosing Party to treat such information in accordance with the terms of this Agreement and, in each case, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential) to the extent required to perform this Agreement (collectively, the “Confidentiality Restrictions”). Notwithstanding the foregoing, from and after the Closing, clause (ii) of the immediately preceding sentence shall not apply to, or restrict in any manner, Parent or any of its Affiliates (including any Company), and such clause (ii) shall continue to apply to, and be binding on, the Seller.
(c)The Confidentiality Restrictions shall not restrict disclosures that are (i) reasonably required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (ii) necessary for a Party to perform this Agreement (including
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disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (iii) necessary for a Party to enforce its rights under this Agreement or to defend any claim brought or threatened by any other Party to this Agreement, or such Party’s Affiliates; or (iv) permitted pursuant to Section 8.3(a). In the case of the disclosures described under subsections (i) and (ii) of this Section 8.3(c), each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such disclosure prior to making such disclosure.
(d)To the extent that the foregoing provisions of this Section 8.3 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 8.3 shall prevail and control to the extent of such conflict.
(e)As an express inducement for the Seller to enter into this Agreement, Parent agrees that, during the twelve (12) month period following the Closing (other than as may be consented to in writing by the Seller), Parent will not (and Parent shall cause its Affiliates to not) solicit for employment or engagement or cause to be solicited for employment or engagement (i) any individual who immediately prior to the Closing served as an officer, executive or director of the Seller Group (which, for the purposes of this Section 8.3, shall be deemed to include any such officer, executive or director of Birch Resources), (ii) any individual set forth on Schedule 8.3(e) or (iii) any Operations Individual who has not received an Operations Hire Offer on or prior to the Closing Date or, in each case, otherwise induce or encourage such Person to terminate such Person’s employment with or engagement by Birch Resources or its Affiliates; provided, that this Section 8.3(e) shall not prohibit (x) any advertisement or general solicitation, or recruiting efforts by a recruitment agency (or hiring as a result thereof) that is not specifically targeted at any officer, executive or director who has ceased to be employed by either Birch Resources or any of its Affiliates or (y) any solicitation for employment or engagement with any Designated Operations Personnel.
8.4Further Assurances. From time to time, as and when requested in writing by any Party hereto and at such requesting Party’s expense, subject to the limitations set forth herein, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions. Without limiting the generality of the foregoing, Seller shall deliver or cause to be delivered to Parent an IRS Form W-9 duly executed by Seller, dated as of the Closing Date.
8.5Termination of Certain Related Party Contracts. On or prior to the Closing, the Seller shall, and shall cause its Affiliates (including the Companies), as applicable, to terminate all Related Party Contracts, other than those Related Party Contracts set forth on Schedule 8.5.
8.6Hedges.
(a)From the Execution Date until Closing, the Companies shall be entitled to enter into ordinary course Hedging Transactions without the consent of Parent under Section 4.1; provided that the Seller shall deliver to Parent written notice of each such Hedging Transaction (together with the related trade confirmations) promptly (and in any event within three (3) Business Days) following entry thereof.
(b)If the Closing occurs, Parent shall, effective as of (or as promptly as practicable following) the Closing at Parent’s sole cost and expense, accept, or cause one or more of its Affiliates (including, following the Closing, the Companies) to accept, a novation of each Specified Hedge, and shall execute and deliver, or cause to be executed and delivered, such
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novation agreements and other customary documentation as the applicable counterparties thereto may reasonably require in connection therewith.
(c)If this Agreement is terminated pursuant to Section 10.1 without the Closing having occurred, the Companies shall retain the Specified Hedges and all gains and losses associated therewith, and neither Parent nor any of its Affiliates shall have any obligation or liability with respect thereto.
(d)Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall have any obligation or liability with respect to any Hedging Transaction that is not a Specified Hedge, and any costs, fees, expenses, losses or other liabilities of any Company in respect of any Hedging Transaction that is not a Specified Hedge shall constitute Leakage.
8.7Officers & Directors.
(a)Until the six (6) year anniversary date of the Closing Date, Parent shall not, and shall cause each Company not to, amend, repeal or otherwise modify the Organizational Documents of such Company in any manner that would affect adversely the rights thereunder of individuals who at Closing and at any time prior to the Closing served as a director, officer or manager of such Company (the “D&O Indemnified Parties”).
(b)For a period of not less than six (6) years from the Closing Date, Parent shall purchase a six (6)-year prepaid “tail policy” from an insurance carrier with the same or better credit rating as the Seller Group’s current insurance carrier with respect to directors’ and officers’ liability insurance on terms and conditions providing equivalent or superior benefits to the D&O Indemnified Parties with respect to matters existing or occurring prior to the Closing (the “D&O Tail Policy”); provided that the premium for the D&O Tail Policy shall not exceed 300% of the aggregate annual amount currently paid by the Seller Group for such insurance as set forth on Schedule 8.7; provided, further, that if the cost of such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. At or promptly after Closing, Parent shall provide the Seller with a copy of the D&O Tail Policy. The costs of the D&O Tail Policy shall be borne 50% by Parent and 50% by the Seller.
(c)The Parties hereby acknowledge and agree that a D&O Indemnified Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Seller Group (collectively, the “Other Indemnitors”). Following the Closing, the Seller Group (i) shall be the indemnitors of first resort (i.e., their respective obligations to any D&O Indemnified Party hereunder are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary to Parent and the Seller Group) with regard to matters arising from the affairs of the Companies, (ii) shall be required to advance the full amount of expenses incurred by such D&O Indemnified Party in accordance with the applicable Organizational Documents of any Company as in effect as of the Closing and to the extent permitted under applicable Law and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of any D&O Indemnified Party with respect to any claim for which such D&O Indemnified Party has sought indemnification from the Seller Group shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Party against the Seller Group. The Other Indemnitors are express Third-Party beneficiaries of the terms of this Section 8.7(c). The provisions of this Section 8.7 are intended to be for the benefit of each D&O Indemnified Party,
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his or her heirs and his or her representatives, and such D&O Indemnified Parties are express Third-Party beneficiaries of the terms of this Section 8.7.
(d)If Parent or any Company, or any of their respective successors or assigns, consolidates with or merges to any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or such Company honor the indemnification obligations set forth in this Section 8.7.
8.8Change of Name. From and after Closing, Parent agrees, on behalf of Parent and its Subsidiaries (including the Companies following the Closing), except as expressly provided herein, that they shall have no right to use any name containing “Birch” or any trademark rights related thereto or containing or comprising the foregoing (collectively, the “Subject Marks”), and will not at any time market, promote, advertise or offer for sale any products, goods or services utilizing any of the Subject Marks. In furtherance thereof, as promptly as reasonably practicable after Closing, and in any event, no later than one hundred eighty (180) days after the Closing Date (“Transition Period”), Parent shall: change the legal name of each Company to a name that does not include any Subject Marks and file all documentation reasonably necessary to change the legal name of such Company in all applicable jurisdictions; and remove, strike over, cover or otherwise obliterate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. During the Transition Period, Parent and its Subsidiaries shall have a limited license to use the Subject Marks while transitioning to a different name and trademark, subject to reasonable quality control by the Seller. Nothing herein shall prohibit Parent and its Subsidiaries from maintaining any documents and materials (both print/electronic) that bear any Subject Mark for record keeping purposes, provided that they are otherwise in compliance with this Section 8.8.
8.9Records. Parent shall preserve and keep a copy of all books and records related to the business of the Companies in Parent’s or such Company’s possession for a period of at least seven (7) years after the Closing Date. After such seven-year period, before Parent shall dispose of any such books and records, Parent shall give the Seller at least ninety (90) days’ written notice to such effect, and Seller shall be given an opportunity, at Seller’s sole cost and expense, to remove and retain all or any part of such books and records as Seller may select. From and after Closing, Parent shall provide to Seller, at Seller’s sole expense, reasonable access to such books and records as remain in Parent’s possession and reasonable access to the Assets and other properties and employees of Parent in connection with matters relating to the ownership or operations of the Assets on or before the Closing Date, including any claims or disputes.
8.10Treatment of Seller Indebtedness. Prior to the Closing, the Seller shall (i) prior to any minimum required notice deadline in the applicable agreement (with the drafts being delivered in advance to Parent as reasonably requested by Parent), deliver (or cause to be delivered) notices of the payoff, prepayment, repayment, satisfaction and discharge, redemption and/or termination, as applicable, of all outstanding Indebtedness and other obligations of the Seller and all liens over the Membership Interests and Assets of the Companies securing obligations under the Seller RBL (the applicable amount, the “Seller RBL Payoff Amount”); provided that any such notices will be expressly conditioned upon the Closing and (ii) obtain customary payoff or termination letters or other similar evidence with respect to the Seller RBL (which payoff or termination letters shall be subject to customary conditions), in each case, in a form reasonably acceptable to Parent, at least three (3) Business Days prior to the Closing Date.
8.11Consents. Prior to the Closing, the Seller shall, and shall cause each Company to, use commercially reasonable efforts to, and Parent shall reasonably cooperate with the Seller and its Affiliates (including the provision of such information as may be reasonably requested of Parent) to, seek to obtain the consents, approvals and waivers set forth on Schedule 8.11; provided, however, that the Seller shall not be required to pay any consideration therefor. The
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Seller shall cause the Related Parties to deliver any consents required in connection with the transactions contemplated by this Agreement.
8.12R&W Insurance Policy. Parent shall use reasonable best efforts to obtain prior to the Closing Date, at its sole cost and expense, a customary representation and warranty insurance policy naming Parent or one of its Affiliates as the insured, in respect of the representations and warranties contained in this Agreement or any certificate delivered in connection with this Agreement (which policy may consist of a single policy that also provides coverage in respect of representations and warranties made under the BPHI Merger Agreement and/or the MIP Purchase Agreement) (the “R&W Insurance Policy”). If Parent or one of its Affiliates obtains an R&W Insurance Policy:
(a)Parent shall provide the Seller with a reasonable opportunity to review and provide comments to the R&W Insurance Policy prior to binding coverage;
(b)Parent shall ensure that the R&W Insurance Policy contains a waiver by the insurer of the insurer’s rights to bring any claim against the Seller, its Affiliates and its other Non-Recourse Parties, by way of subrogation, claim for contribution, or otherwise except to the extent such claims arise as the result of Fraud by such Person, and that such Persons shall be Third-Party beneficiaries of such waiver;
(c)Parent shall not waive or amend, and shall not permit any other Person to waive or amend, the R&W Insurance Policy in a manner inconsistent with Section 8.12(b) without the Seller’s prior written consent; and
(d)Parent shall provide the Seller with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable.
For the avoidance of doubt, Parent acknowledges and agrees that obtaining the R&W Insurance Policy is not a condition to the Closing.
8.13Acknowledgement by Parent. Except as and to the extent expressly set forth in Article 5 or Article 6 or the certificate of the Seller to be delivered at the Closing pursuant to Section 9.3(c), Parent covenants and agrees that it shall not assert, rely upon, or claim the benefit of any representation or warranty, express, statutory, or implied, whether set forth in this Agreement or in any other instrument, agreement, or contract delivered hereunder or in connection with the transactions contemplated hereby, including any representation or warranty, oral or written, as to (a) title to any of the Assets, (b) the contents, character, or nature of any descriptive memorandum, report, geological or seismic data, reserve data, reserve reports, or reserve information relating to the Assets, (c) the quantity, quality, or recoverability of Hydrocarbons in or from the Assets, (d) any estimates of value, future revenues, future results of operations, future cash flows, or future financial condition, (e) the production of Hydrocarbons from the Assets, or whether production has been continuous or in paying quantities, or any production or decline rates, (f) the maintenance, repair, condition, quality, suitability, design, or marketability of the Assets, or (g) any other record, file, material, or information that may have been made available or communicated to Parent or its Representatives in connection with the transactions contemplated by this Agreement. Except as and to the extent expressly set forth in this Agreement, Parent further covenants and agrees that it shall not assert any claim or seek to impose any liability against the Seller in connection with any matter or circumstance relating to Environmental Laws, Environmental Defects, Environmental Liabilities, the Release of Hazardous Substances, Hydrocarbons, or NORM into the environment, or the protection of human health, safety, natural resources, or the environment, or any other Environmental Condition of the Assets, and Parent acknowledges and agrees that nothing in this Agreement or otherwise shall be construed as a representation or warranty with respect to any such matters; provided, however, that nothing in this Agreement waives or limits any claim by Parent with
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respect to Fraud by the Seller. Notwithstanding anything to the contrary in this Agreement, each Party has relied and will be deemed to have relied upon for all purposes of this Agreement all of the other Party’s express representations, warranties, covenants and agreements set forth in this Agreement and any other Transaction Document to which such other Party is party.
8.14Exclusivity.
(a)From the Execution Date until the Closing Date, the Seller shall not, and the Seller shall cause each Company, its Affiliates and their respective Representatives not to, directly or indirectly:
(i)submit, solicit, initiate, assist, intentionally encourage or discuss, accept, support or continue to discuss, any proposal or offer from any Person (other than Parent) or enter into any contract, agreement or other arrangement, including any letter of intent, term sheet, exclusivity agreement, purchase agreement, merger agreement or similar document, or accept any offer relating to or consummate or commit to any of the foregoing with respect to a transaction or arrangement that is substantially similar to, competitive with or would otherwise reasonably be expected to conflict with, the Transactions (each, an “Alternative Transaction”); or
(ii)furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Parent) to do or seek to do, any of the foregoing.
(b)The Seller shall, and shall direct each Company, their Affiliates and their respective Representatives to, cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to any Alternative Transaction, or any inquiry or proposal that may reasonably be expected to result in an Alternative Transaction.
8.15Financial Information.
(a)Between the date of this Agreement and the Closing, the Seller and its Subsidiaries shall use commercially reasonable efforts to provide (at Parent’s sole cost and expense) such reasonable assistance and cooperation as Parent may reasonably request, with reasonable specificity and reasonable advance notice, related to the financing of the Consideration or other capital raising and financing activities by the Parent (the “Financing”), which shall include using commercially reasonable efforts to (A) make senior management of the Seller and its Subsidiaries reasonably available for a reasonable number of customary lender meetings, meetings with parties acting as arrangers or agents, sessions with rating agencies and “roadshow” presentations, conference calls, due diligence sessions (including accounting due diligence sessions), drafting sessions, presentations and sessions with prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice, and reasonably cooperate with prospective lenders in performing their due diligence in a manner that does not unreasonably interfere with the ongoing business and operations of the Seller and its Subsidiaries or any of their respective Affiliates, (B) reasonably cooperate with the marketing efforts of Parent and potential financing sources, and reasonably cooperate in the review of materials for rating agency presentations, any offering memorandum, marketing materials, lender presentations or similar documents, (C) make available to Parent and potential financing sources and their respective Representatives historical financial and other pertinent information reasonably available regarding the Seller and its Subsidiaries as may be reasonably requested by Parent, (D) make available information regarding the Seller and its Subsidiaries that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001 and the requirements of 31 C.F.R.. §1010.230 and (E) reasonably facilitate the pledging of collateral constituting Assets; provided, that no such pledging of collateral constituting Assets shall be effective prior to Closing; provided, further, that Seller may request that any request for information, assistance or
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cooperation made by the Parent pursuant to this Section 8.15(a) be submitted in writing, and the Parent shall use reasonable efforts to accommodate such request. The Seller and its Subsidiaries hereby consent to the use of the Subject Marks in connection with the marketing of any Financing; provided, that (i) such Subject Marks are used in a manner that is not intended to or reasonably likely to harm or disparage the Seller and its Subsidiaries’ reputation or goodwill and (ii) the Seller and its Subsidiaries shall have a reasonable opportunity to review and approve in writing any materials containing the Subject Marks prior to their dissemination.
(b)Notwithstanding anything to the contrary in this Section 8.15, nothing in this Section 8.15 shall (i) expand the representations or warranties set forth in Article 5, Article 6 or Article 7 of this Agreement or require any action to be taken by the Seller Group or any of its Affiliates that would be reasonably likely to result in the breach of any term, representation, warranty or covenant of this Agreement or cause any condition to Closing in Article 9 of this Agreement to fail to be satisfied, (ii) subject any director, manager, officer, employee, accountant, consultant, legal counsel, agent, investment banker or other Representative of the Seller Group or any of its Affiliates to personal liability, (iii) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the Organizational Documents of the Companies, applicable Law, obligations of confidentiality or material Contracts to which any of the Companies or any of their respective assets are bound, (iv) require the Seller Group or any of its Affiliates to provide access to or disclose information where any director, officer, manager, employee or member of the Seller Group or any of their respective Affiliates determines that such access or disclosure would reasonably be expected to jeopardize attorney-client privilege, attorney work product protection or other legal privilege, (v) require the Seller Group, its Affiliates or any of their respective legal counsel to deliver any legal opinion, comfort letter or other certificate, report or document except as expressly set forth in this Section 8.15, (vi) require travel or the obligation to incur any unreimbursed out-of-pocket Third Party costs, or (vii) unreasonably interfere with the ongoing business and operations of the Seller Group or any of its Affiliates. Parent shall use reasonable best efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby.
(c)Parent shall indemnify and hold harmless the Seller and its Subsidiaries, their respective Affiliates and each of their respective directors, managers, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other Representatives from and against any and all Damages, liabilities, losses, claims, costs and expenses suffered or incurred by them in connection with the Financing, Parent Filings (as defined below), the performance of their respective obligations under this Section 8.15, any action taken in accordance with this Section 8.15 or any information utilized in connection therewith, except to the extent such Damages, liabilities, losses, claims, costs or expenses arose out of or resulted from the willful misconduct of any such Person or from information provided by or on behalf of the Seller Group or its respective Affiliates. Parent shall (x) prior to Closing, promptly, within thirty (30) days of written request by the Seller, and (y) on the Closing Date, reimburse the Seller and its Affiliates for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented auditor, accountant and attorneys’ fees and expenses) incurred by Seller Group or its respective Affiliates in connection with the cooperation described in this Section 8.15. In addition to the foregoing, the indemnification and reimbursement obligations of Parent under this Section 8.15(c) shall survive the Closing and continue thereafter solely to the extent relating to the obligations of the Seller and its Subsidiaries under Section 8.15(e). Following the Closing, Parent shall reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented auditor, accountant and attorneys’ fees and expenses) incurred by the Seller and its Affiliates in connection with the cooperation described in this Section 8.15, in each case within thirty (30) days of written request therefor by the Seller.
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(d)Notwithstanding anything to the contrary in this Agreement, neither Seller Group, nor any of its respective Affiliates’ performance under this Section 8.15 shall be taken into account with respect to whether any condition set forth in this Agreement shall be deemed satisfied, except to the extent that (i) the Seller or such Company has willfully and materially breached its obligations in this Section 8.15, and such willful and material breach materially impairs Parent’s ability to obtain the Financing before the Closing, (ii) Parent provided written notice to the Seller of such willful and material breach in reasonable detail, and (iii) such willful and material breach has not been cured within five (5) Business Days after such notice.
(e)Without duplication of the Seller’s and its Subsidiaries’ obligations with respect to the Parent Filings set forth in the third sentence of this Section 8.15(e), at Parent’s reasonable request (and at Parent’s sole cost and expense), from the date hereof until the date on which Parent and its Affiliates have fully complied with all of their respective obligations set forth below, the Seller and its Subsidiaries shall provide such reasonable assistance and cooperation as may be reasonably requested by Parent and its Affiliates prior to and after the Closing in connection with complying with their respective obligations under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or with requirements for filings that are required by the Securities and Exchange Commission (the “SEC”), the FCA, or by the London Stock Exchange (“LSE”) or the New York Stock Exchange (“NYSE”), or as may otherwise be reasonably required by Parent or its Affiliates in order to include, incorporate by reference or, in the case of pro forma financial information, prepare, financial or reserve information and statements required to be filed with the SEC pursuant to Rule 3-05 and Article 11 of Regulation S-X (such required information, the “Requisite Financial Statement Information”), which shall include using commercially reasonable efforts to provide such financial or reserve information as may be necessary for Parent and its Affiliates to comply with their respective obligations under the Securities Act, the Exchange Act or with filings that are required by the SEC, the FCA or the LSE or NYSE. Such assistance and cooperation shall include (i) using commercially reasonable efforts to cause the Seller’s and its Subsidiaries’ applicable auditors, reserve engineers and personnel to reasonably cooperate with Parent, its Affiliates and their respective accountants in connection with the inclusion of the Requisite Financial Statement Information in periodic or current reports or proxy statements required under the Exchange Act, one or more registration statements or prospectuses under the Securities Act or the offering documents for one or more securities offerings conducted pursuant to an exemption therefrom or in connection with the use of the Requisite Financial Statement Information in any direct or indirect equity investment in, public or private placement of, or debt financing of, Parent or its Affiliates, and (ii) using commercially reasonable efforts to cause the Seller’s and its Subsidiaries’ applicable auditors and reserve engineers to deliver any customary representation letters, consents and comfort letters with respect to the Requisite Financial Statement Information. In connection with filings required by Parent with the SEC under securities Laws applicable to Parent (the “Parent Filings”), as well as the Financing, the Seller and its Subsidiaries shall (i) deliver to Parent (A) no later than the Requisite Financial Statement Information Delivery Deadline (and shall use reasonable best efforts to deliver by September 15, 2026), audited financial statements for the Seller and its Subsidiaries for the years ended December 31, 2024 and 2025, respectively, and the unaudited financial statements for the three and six months ended June 30, 2025 and 2026, respectively, each in accordance with Rule 3-05 of Regulation S-X and (B) as promptly as reasonably practicable after the Closing Date, but in any event no later than thirty (30) days following the Closing Date, unaudited financial statements for the Seller and its Subsidiaries for the three and nine months ended September 30, 2025 and 2026 which have been reviewed by the Seller and its Subsidiaries’ auditor in accordance with AICPA interim review standards, respectively, each in accordance with Rule 3-05 of Regulation S-X; (ii) cooperate with Parent in connection with Parent’s preparation of pro forma financial statements with respect to the Requisite Financial Statement Information that comply with the rules and regulations of the SEC to the extent required for Parent Filings and the Financing, including the requirements of Article 11 of Regulation S-X; provided that Parent shall
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be solely responsible for any costs or expenses associated therewith; (iii) deliver to Parent no later than the Requisite Financial Statement Information Delivery Deadline (and shall use reasonable best efforts to deliver by September 15, 2026), unaudited income statement information for the producing Wells for the year ended December 31, 2025; (iv) provide and make available upon reasonable notice and during regular business hours any and all books, records, files, data and information in the Seller’s and its Subsidiaries’ or their respective Affiliates’ possession or control and to which the Seller’s and its Subsidiaries’ or their respective Affiliates’ personnel have reasonable access, in each case as reasonably required by Parent in order to prepare such financial statements; provided, that Parent shall be solely responsible for any costs or expenses associated therewith, including, for avoidance of doubt, any such costs and expenses associated with the storage, retrieval and maintenance of records for the foregoing purposes; (v) use commercially reasonable efforts to cause the Seller’s or its Subsidiaries’ accountants, reserve engineers, counsel, agents and other Third Parties to cooperate with Parent and its Representatives in connection with the preparation of such financial statements; provided, that Parent shall be solely responsible for any costs or expenses associated therewith; and (vi) deliver to Parent, within ten calendar days following the Closing Date, such financial information for the period between the last completed fiscal quarter of the Seller and its Subsidiaries and the Closing Date as may be reasonably necessary for Parent and its Affiliates to comply with the obligations described in this Section 8.15(e) arising in connection with the Parent Filings and the Financing. The requirements of this Section 8.15(e) shall survive the Closing and terminate upon the date on which the Requisite Financial Statement Information is no longer required to be filed with the SEC pursuant to Rule 3-05 and Article 11 of Regulation S-X.
(f)(i) The Requisite Financial Statement Information has been, and when delivered to Parent will have been, prepared from the books and records of the Seller and its Subsidiaries and present, and will present, fairly in all material respects, the financial position, results of operations, equity and cash flows or the revenues and operating expenses, as applicable, of the business represented thereby as of the date and for the period indicated therein, in each case, in accordance with GAAP and without modification of the accounting principles used in the preparation thereof throughout the periods presented, except that the unaudited financial statements do not contain footnote disclosures and other presentation items required by applicable accounting principles (which, if presented, would not differ materially from those presented in the corresponding audited financial information), (ii) no audit opinion or consent with respect to any financial statements (or any portion thereof) contained in the Requisite Financial Statement Information shall have been withdrawn, and (iii) the Seller and its Subsidiaries shall not have indicated its intent to restate any historical financial statement (or any portion thereof) contained in the Requisite Financial Statement Information, unless (A) such restatement has been completed, audited with respect to annual financial statements or reviewed with respect to interim financial statements, and delivered to Parent and a new unqualified audit opinion or SAS 100 (or comparable AICPA interim review standard) review report, as applicable, has been delivered with respect to any such Requisite Financial Statement Information by a nationally recognized independent public accounting firm, or (B) the Seller and its Subsidiaries have determined and confirmed in writing to Parent that no restatement shall be required in accordance with GAAP.
8.16Resignation of Officers and Directors. Seller shall no later than three Business Days prior to the Closing Date, cause each officer and director of each Company set forth on Schedule 5.38 to deliver a written resignation to such Company effective at the Closing Date, subject to the consummation of the transactions contemplated by this Agreement.
8.17UK Prospectus.
(a)The Parties acknowledge that the Transactions constitute a reverse takeover of Parent for the purposes of the UK Listing Rules and that Parent is required to prepare and publish a prospectus (the “Parent Prospectus”) approved by the FCA in connection with the re-admission of the shares of Parent Common Stock (including any new shares to be issued) to
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listing on the Official List of the FCA and to trading on the main market for listed securities of the LSE (“UK Admission”).
(b)Without prejudice to the Seller Group’s obligations under Section 8.15, the Seller shall (at Parent’s sole cost and expense) cooperate with Parent to provide such information, documentation or assistance as Parent may reasonably determine in good faith is necessary to comply with its obligations under the UK Listing Rules, the UK Prospectus Regulation and other applicable Law in connection with the preparation and publication of the Parent Prospectus, including the following:
(i)historical financial information in relation to the Seller Group for a reporting period of three (3) years up to the end of the latest financial period for which audited accounts have been prepared (or such other period as may be required under the UK Listing Rules), together with interim financial information for the six-month period ended June 30, 2026, including, where applicable, financial information prepared in a form consistent with the accounting policies adopted in Parent’s latest annual consolidated accounts or such alternative financial disclosures as may be agreed with the FCA, and such access to the Seller Group’s auditors and financial records as is reasonably necessary in connection therewith;
(ii)such access to the officers, key employees, agents, properties, offices and other facilities of the Seller Group and to its books, records, contracts and documents (including the work papers of the Seller Group’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as is reasonably necessary for the preparation of any working capital due diligence, financial prospects and procedures due diligence and comfort procedures for any financial information to be included in the Parent Prospectus;
(iii)information and confirmations reasonably required to support any statement of no significant change in the financial position or financial performance of the Seller Group since the date of its latest published audited accounts, as required for inclusion in the Parent Prospectus;
(iv)to the extent Parent determines that a competent person report is required in relation to the assets of the Seller Group for inclusion in the Parent Prospectus, such information and access as is reasonably necessary in connection with the preparation of such report (provided that the Seller shall not be required to commission or pay for such report);
(v)information relating to the Seller Group’s business, assets, properties, litigation, material contracts, risk factors, financial position and prospects, capitalization and indebtedness, governmental, legal or arbitration proceedings, and operating and financial review, in each case as required for inclusion in the Parent Prospectus under the UK Prospectus Regulation, the UK Listing Rules or other applicable Law;
(vi)information necessary for the preparation of any pro forma financial information of Parent to be included in the Parent Prospectus; and
(vii)such other information, documentation or assistance as Parent may reasonably request in connection with any announcement that Parent is required to make in connection with the transactions contemplated by this Agreement or any other regulatory filing or announcement required to be made by Parent in connection with the Transactions.
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(c)Notwithstanding anything to the contrary in this Section 8.17 or in Sections 8.18 or 8.19, nothing in this Section 8.17 or in Sections 8.18 or 8.19 shall (i) expand the representations or warranties set forth in Article 5, Article 6 or Article 7 of this Agreement or require any action to be taken by the Seller Group or any of its respective Affiliates that would be reasonably likely to result in the breach of any term, representation, warranty or covenant of this Agreement or cause any condition to Closing in Article 9 of this Agreement to fail to be satisfied; provided that this shall not relieve BPHI from liability, if applicable, under Section 9.2(c) of the BPHI Merger Agreement to the extent that Parent is unable to prepare, finalize or obtain approval of the Parent Prospectus and because of such inability the Closing therefore cannot occur in each case as a direct result of the failure by the Seller to provide material information of the Seller Group required under this Section 8.17 or Section 8.19, and where such failure is capable of cure, following written notice of such failure and a reasonable opportunity to cure, (ii) subject any director, manager, officer, employee, accountant, consultant, legal counsel, agent, investment banker or other Representative of the Seller Group or any of its respective Affiliates to personal liability, (iii) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the Organizational Documents of any of the Companies, applicable Law, obligations of confidentiality or material Contracts to which any of the Companies or any of their respective assets are bound, (iv) require the Seller Group or any of its respective Affiliates to provide access to or disclose information where any director, officer, manager, employee or member of the Seller Group, or any of its respective Affiliates determines that such access or disclosure would reasonably be expected to jeopardize attorney-client privilege, attorney work product protection or other legal privilege; provided that, if the Seller or any of its Affiliates withholds pursuant to this clause (iv) any information that would otherwise be required to be provided pursuant to Section 8.18, the Seller shall promptly notify Parent in writing, identifying in reasonable detail the nature of the information being withheld and the basis on which privilege is being asserted, (v) require the Seller Group, its Affiliates or any of their respective legal counsel to deliver any legal opinion, comfort letter or other certificate, report or document except as expressly set forth in this Section 8.17 or in Sections 8.18 or 8.19, (vi) require travel or the obligation to incur any unreimbursed out-of-pocket Third Party costs, or (vii) unreasonably interfere with the ongoing business and operations of the Seller Group or any of its respective Affiliates. Parent shall use reasonable best efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby.
(d)Parent shall indemnify and hold harmless the Seller Group, their respective Affiliates and each of their respective directors, managers, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other Representatives from and against any and all Damages, liabilities, losses, claims, costs and expenses suffered or incurred by them in connection with the Parent Prospectus and the UK Admission, the performance of their respective obligations under this Section 8.17 or in Sections 8.18 or 8.19, any action taken in accordance with this Section 8.17 or in Sections 8.18 or 8.19 or any information utilized in connection therewith, except to the extent such Damages, liabilities, losses, claims, costs or expenses arose out of or resulted from the willful misconduct of any such Person or from information provided by or on behalf of the Seller Group or its respective Affiliates. Parent shall (x) prior to Closing, promptly, within thirty (30) days of written request by the Seller and (y) on the Closing Date, reimburse the Seller and its Affiliates for all reasonable and documented internal and external costs and expenses (including reasonable and documented auditor, accountant and attorneys’ fees and expenses) incurred by the Seller Group or its respective Affiliates in connection with the cooperation described in this Section 8.17 or in Sections 8.18 or 8.19. Following the Closing, Parent shall reimburse the Seller and its Affiliates for all reasonable and documented internal and external costs and expenses (including reasonable and documented auditor, accountant and attorneys’ fees and expenses) incurred by the Seller Group and its Affiliates in connection with the cooperation described in Section 8.17 or in Sections 8.18 or 8.19, in each case within thirty (30) days of written request therefor by the Seller.
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(e)Notwithstanding anything to the contrary in this Agreement, neither Seller Group’s, nor any of its respective Affiliates’ performance under this Section 8.17 or in Sections 8.18 or 8.19 shall be taken into account with respect to whether any condition set forth in this Agreement shall be deemed satisfied (and, for the avoidance of doubt, without prejudice to the proviso set forth in Section 8.17(c)(i)), except to the extent that (i) the Seller or such Company has willfully and materially breached its obligations in this Section 8.17 or in Sections 8.18 or 8.19, and such willful and material breach is the direct cause of Parent’s inability to obtain the UK Admission before the Closing, (ii) Parent provided written notice to the Seller of such willful and material breach in reasonable detail, and (iii) such willful and material breach has not been cured within five (5) Business Days after such notice.
8.18UK Market Abuse Regulation
(a)From the date of this Agreement until the earlier of UK Admission and the termination of this Agreement, the Seller shall promptly notify Parent in writing of any information of which it becomes aware relating to the Seller Group or the business, assets, financial position, prospects or affairs of the Seller Group which the Seller considers (acting reasonably) would, if the shares of the combined group of Parent and the Seller Group were admitted to trading on a regulated market at such time, constitute inside information within the meaning of UK MAR.
(b)For the purposes of this Section 8.18, information shall be considered to be inside information if: (i) it is of a precise nature; (ii) it has not been made public; (iii) it relates, directly or indirectly, to the Seller Group or the business, assets or affairs of the Seller Group; and (iv) if it were made public, it would be likely to have a significant effect on the price of the shares of Parent Common Stock or related financial instruments. For these purposes, information shall be deemed likely to have a significant effect on price if it is information which a reasonable investor would be likely to use as part of the basis of his or her investment decisions. Without limiting the foregoing, such information may include:
(i)any material change in the financial position, financial performance or prospects of the Seller Group, including any material variance from budgeted or expected revenue, operating costs, capital expenditure or production volumes;
(ii)any material acquisition or disposal of assets or businesses, or any proposed material acquisition or disposal, by the Seller Group;
(iii)any material litigation, arbitration, regulatory investigation or proceeding commenced, pending or threatened against the Seller Group;
(iv)any material change in the reserves or resources of the Seller Group, or any material operational event (including any material well failure, accident or environmental incident);
(v)any change in the key management or governance of the Seller Group;
(vi)any material regulatory action or sanction affecting the Seller Group or the Assets; and
(vii)any material change to the Seller Group’s financing arrangements, hedging arrangements or credit facilities.
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(c)The Seller shall, from the date of this Agreement until the earlier of UK Admission and the termination of this Agreement, manage information relating to the Seller Group in a manner that is consistent with what would be required under UK MAR if the shares of the combined group of Parent and the Seller Group were admitted to trading on a regulated market, including, if requested by the Parent: (i) taking reasonable steps to ensure that persons who have access to inside information (within the meaning of Section 8.18(b)) acknowledge in writing the legal and regulatory duties that would apply under UK MAR, and the sanctions that may attach to the misuse or improper dissemination of such information; and (ii) maintaining insider lists in respect of any inside information relating to the Seller Group.
8.19UK Admission
(a)The Seller shall provide such information, documents and assistance as Parent may reasonably require in connection with any applications for UK Admission, including responding promptly to any requests for information from the FCA or the LSE in connection with the admission process.
(b)If at any time prior to UK Admission, any information relating to Parent or the Seller Group, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Seller that should be set forth in an amendment or supplement to the Parent Prospectus as required under the UK Prospectus Regulation, the UK Listing Rules or other applicable Law, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall, to the extent required by applicable Law, be promptly published by Parent.
8.20IKE Operating Relationship.
(a)The Parties acknowledge that IKE Operating serves as the contract operator to the Companies, whereby IKE Operating manages and provides services to each Company.
(b)If after Closing:
(i)the Seller or any of its Affiliates receives from any Third Party any (1) (x) payment, check, refund or other amount or (y) property that is due and owing to Parent or its Affiliates in accordance with the terms of this Agreement (each, a “Wrong Pocket Asset”), then the Seller or such Affiliate will hold such Wrong Pocket Asset in trust for Parent (or its designee(s)) and, promptly following receipt of any such Wrong Pocket Asset, notify in writing and transfer, or cause to be transferred, such Wrong Pocket Asset to Parent or its designee(s) or (2) invoice, bill, charge, cost or liability that is the liability or responsibility of Parent or its Affiliates in accordance with the terms of this Agreement (each, a “Wrong Pocket Liability”), then the Seller or such Affiliate will promptly following receipt of any such Wrong Pocket Liability, notify in writing and transfer, or cause to be transferred, such Wrong Pocket Liability to Parent or its designee(s); and
(ii)Parent or any of its Affiliates (including, after Closing, any Company) receives from any Third Party (1) any Wrong Pocket Asset that is due and owing to the Seller or its Affiliates in accordance with the terms of this Agreement, then Parent or such Affiliate will hold such Wrong Pocket Asset in trust for the Seller (or its designee(s)) and, following receipt of any such Wrong Pocket Asset, notify and transfer, or cause to be transferred, such Wrong Pocket Asset to Seller or its designee(s) or (2) any Wrong Pocket Liability that is the liability or responsibility of the Seller or its Affiliates in accordance with the terms of this Agreement, then Parent or such Affiliate will,
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following receipt of any such Wrong Pocket Asset, notify and transfer, or cause to be transferred, such Wrong Pocket Asset to Seller or its designee(s).
The Parties shall cooperate with each other and establish procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 8.20. For the avoidance of doubt, the transfer of any Wrong Pocket Asset under this Section 8.20 shall be effected without any additional consideration payable by any Party. Notwithstanding anything to the contrary, (x) the obligations set forth in this Section 8.20 shall be without duplication of any obligations of an applicable Party or its respective Affiliates under the Transition Agreement and (y) in the event of a conflict between the terms and conditions of this Section 8.20(b) and the terms and conditions of the Transition Agreement, the terms and conditions of the Transition Agreement shall prevail.
(c)Replacement of IKE Support Materials. Except as noted to the contrary on Schedule 5.20(c), Seller will cause IKE Operating to use commercially reasonable efforts to transfer each IKE Support Material to Parent or its Affiliate. With respect to any IKE Support Material (i) that such Schedule notes will not be transferred or (ii) for which IKE Operating is unable to effect such transfer, on or prior to Closing Parent shall obtain (or cause to be obtained in the name of Parent or its applicable Affiliate), replacements for such IKE Support Material, to the extent such replacements are necessary to permit the cancellation of such IKE Support Material. From and after Closing, to the extent Parent has not obtained (or caused to be obtained in the name of Parent or its Affiliate) replacements for any IKE Support Material, Parent shall indemnify Seller and its Subsidiaries (including IKE Operating) against all Damages incurred by Seller and its Subsidiaries under any such IKE Support Material, as applicable, for which Parent has not obtained (or caused to be obtained in its or its Affiliate’s name) replacements, to the extent such Damages arise after Closing and relate to the ownership and operation of the Companies or the Assets after Closing.
(d)Operatorship Matters. The Parties acknowledge that IKE Operating is (i) designated under applicable Laws and with certain Governmental Authorities as the operator of the Assets and (ii) is operating, and will continue until Closing to operate, the Assets as an independent contract operator, at which time it will resign as operator under all relevant joint operating agreements related to the Assets. Prior to Closing, Parent shall take all commercially reasonable actions necessary to cause Parent or one or more of its designated Affiliates to be qualified with all applicable Governmental Authorities and Third Parties to operate the Assets, which such actions shall include making all filings and posting all applicable credit support necessary to effect such qualification as provided (and subject to the limitations) in Section 8.20(c). Parent shall be solely responsible for making any notifications to Governmental Authorities required of Parent and its Affiliates (and Seller shall be solely responsible for causing IKE Operating to make any notifications to Governmental Authorities required of IKE Operating) under applicable Law, Leases, Contracts and Permits as a result of any transfer of operatorship of the applicable Assets to Parent or its Affiliate, and each of Seller and Parent shall provide copies of any such notifications made to the other Party upon request. Seller shall, and shall cause IKE Operating to use commercially reasonable efforts to support Parent’s (or its designated Affiliates’) efforts to become successor operator of the Assets (to the extent permitted under any applicable joint operating agreement or other applicable agreement) effective as of Closing (at Parent’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement or other applicable agreement, Parent (or its designated Affiliate) as successor operator of such Assets effective as of Closing. The Parties will work together to prepare mutually satisfactory letters-in-lieu of transfer order to purchasers of product from the Wells.
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(e)Indemnity. From and after Closing, Parent (i) hereby assumes and agrees to perform and satisfy all pre- and post-Closing obligations and liabilities of IKE Operating as operator of the Assets (including the obligation to pay any Suspense Funds) and (ii) shall indemnify and hold harmless Seller and IKE Operating from and against all Damages incurred by, suffered by, or asserted against such Persons arising from, based upon, related to or associated with the operation of the Assets by IKE Operating or Parent, or either of their respective Affiliates, regardless of whether such Damages arose prior to, at, or after the Closing, EVEN IF SUCH DAMAGES ARE CAUSED OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, EXCEPT TO THE EXTENT OF ANY ACTUAL FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”
Article 9
CONDITIONS TO CLOSING
9.1Conditions to Obligations of Each Party. The obligations of Parent and Seller to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent and Seller:
(a)No Action. No (i) Law shall have been issued, entered, promulgated or enacted that is in effect that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or (ii) injunction, order or award restraining or enjoining, or otherwise prohibiting, the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority having jurisdiction over any Party and remain in force; and
(b)Closing of BPHI Merger. The BPHI Merger shall have been consummated or shall contemporaneously be consummated in accordance with the terms of the BPHI Merger Agreement.
9.2Conditions to Obligations of Parent. The obligations of Parent to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:
(a)Each of the representations and warranties contained in Section 5.2 (Organization, General Authority and Standing), Section 5.3 (Authorization and Enforceability), Section 5.4 (No Conflicts), Section 5.5 (Liability for Brokers’ Fees), Section 5.12 (Capitalization) and Section 5.28(a)(i)(C) (Absence of Certain Changes; No Transfer), Section 6.1 (Organization, General Authority and Standing), Section 6.2 (Authorization and Enforceability) and Section 6.4 (Liability for Brokers’ Fees) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date. Each of the representations and warranties of the Seller contained in Articles 5 and 6 (other than the Seller Fundamental Representations) shall be true and correct as of the Closing Date, as if made anew at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any inaccuracy or omission that would not reasonably be expected to have a System Material Adverse Effect; provided that, for purposes of determining whether the condition in this sentence has been satisfied, all materiality, System Material Adverse Effect and similar qualifiers contained in such representations and warranties shall be disregarded.
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(b)Each of the covenants of the Seller and each Company to be performed at or prior to the Closing shall have been performed in all material respects.
(c)No System Material Adverse Effect shall have occurred since the Execution Date.
(d)The Seller shall have delivered to Parent a certificate signed by an officer of the Seller, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) and Section 9.2(c) have been fulfilled.
(e)Solely to the extent any Company is liable therefor, the Seller shall have delivered to Parent invoices from (i) each legal advisor, if any, and (ii) each investment banker, if any, engaged by the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, which invoices shall reflect fees, costs and expenses incurred or payable through the Closing Date by the Seller or any Company to each such advisor.
(f)The Seller shall have delivered to Parent a duly executed counterpart of the Escrow Agreement, executed by the Seller.
(g)The Seller shall have delivered to Parent payoff letters and release documentation terminating or in form to file for evidencing of public record the termination of all liens over the Membership Interests and Assets of the Companies securing obligations under the Seller RBL together with evidence of the release of any related guarantees that shall be effective upon the payment of the Seller RBL Payoff Amount.
(h)The Seller shall have delivered to Parent duly executed counterparts of the Seller Release.
(i)The Seller shall have delivered to Parent a duly executed counterpart of the Membership Interests Assignment Agreement.
9.3Conditions to Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller:
(a)Each of the representations and warranties contained in Section 7.3 (Organizational Power), Section 7.4 (Authorization and Enforceability), Section 7.6 (Liability for Brokers’ Fees) and Section 7.11 (Solvency) (the “Parent Fundamental Representations”), shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date. Each of the representations and warranties of Parent contained in Article 7 (other than Parent Fundamental Representations), shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any inaccuracy or omission that would not reasonably be expected to have a Parent Material Adverse Effect; provided that, for purposes of determining whether the condition in this sentence has been satisfied, all materiality, Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties shall be disregarded.
(b)Each of the covenants of Parent to be performed at or prior to the Closing shall have been performed in all material respects.
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(c)Parent shall have delivered to the Seller a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.
(d)Parent shall have delivered to the Seller a duly executed counterpart of the Escrow Agreement, executed by Parent.
(e)Parent shall have delivered to the Seller a duly executed counterpart of the Parent Release.
(f)Parent shall have delivered to Seller a duly executed counterpart of the Membership Interests Assignment Agreement.
9.4Waiver of Conditions; Frustration of Closing Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Parent nor the Seller may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by the failure of the Seller, on the one hand, or Parent, on the other hand, respectively, to (i) use reasonable best efforts to consummate the transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.
Article 10
TERMINATION
10.1Termination. This Agreement shall automatically terminate, without any action required on the part of any Party, upon the termination of the BPHI Merger Agreement in accordance with its terms.
10.2Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect, except for the obligations under Section 8.3, this Section 10.2, and the terms and conditions under Article 13 (other than Section 13.16, which shall terminate other than with respect to Section 8.3) and such of the defined terms set forth in Appendix A as are necessary to give context to such Sections and Articles, which shall survive such termination; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for Fraud. Upon any termination of this Agreement, the remedies set forth in Section 9.2 of the BPHI Merger Agreement shall be the sole and exclusive remedies of all parties under this Agreement and the other Transaction Documents (other than with respect to Fraud), and (a) the payment or retention of the Deposit Amount and the Termination Fee (each as defined in the BPHI Merger Agreement) in accordance with the BPHI Merger Agreement shall be in full satisfaction of any and all claims hereunder against Parent and its Affiliates and (b) the payment by BPHI of all Third Party out-of-pocket expenses incurred by the Parent Parties (as defined in the BPHI Merger Agreement), to the extent required thereunder, up to a maximum total recovery of $10,000,000 in accordance with the BPHI Merger Agreement shall be in full satisfaction of any and all claims hereunder against Seller and its Affiliates.
Article 11
TAX MATTERS
11.1Tax Returns.
(a)Seller shall prepare and timely file or cause to be prepared and timely filed all Seller Combined Returns that are required to be filed after the Closing Date that include any Company (which shall be prepared in a manner consistent with past practices of the applicable Company to the extent not inconsistent with applicable Law) and shall timely pay any Taxes shown as due thereon, which Taxes shall not be borne by any Company, Parent or any of Parent’s Affiliates (and, with respect to which Taxes, Seller hereby indemnifies Parent (and its Affiliates) and holds Parent (and its Affiliates) harmless).
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(b)Except as provided in the Transition Agreement, all other Tax Returns of the Companies (other than Tax Returns described in Section 11.1(a)) for Pre-Closing Tax Periods and Straddle Periods that are required to be filed after the Closing Date shall be prepared and filed (or caused to be prepared and filed) by Parent. Each such Tax Return shall be prepared in a manner consistent with past practices of the applicable Company to the extent not inconsistent with applicable Law. To the extent that Seller would reasonably be expected to bear economic responsibility for the Taxes reflected on such Tax Return (including for the avoidance of doubt, through an adjustment to the Effective Date Accounts pursuant to Section 3.2 or Leakage pursuant to Section 3.3), not less than ten (10) days prior to the original or extended due date of any such Tax Return, a copy of such Tax Return shall be delivered to the Seller for its review and comment, and Parent shall consider in good faith any reasonable comments that Seller submits no later than five (5) days prior to filing such Tax Return. Parent shall pay (or cause to be paid) all Taxes required to be paid with respect to such Tax Returns and shall deliver an as-filed copy of the same to Seller promptly after filing; provided, this provision shall not be construed to make Parent responsible for any Taxes for which the Seller is economically responsible pursuant to the terms of this Agreement.
11.2Apportionment of Taxes; Transaction Deductions. With respect to certain Tax matters, the Parties agree, to the maximum extent permitted by applicable Law, that, for all purposes of this Agreement (including the determination of the Effective Date Accounts and Leakage), whenever it is necessary to determine the portion of any Taxes of any Company attributable to the portion of a taxable period ending on (and including) the Effective Date or the Closing Date, as applicable: (a) Taxes based upon or measured by income, gain or receipts, and withholding Taxes, shall be allocated on the basis of an interim closing of the books as of the end of the day on the Effective Date or the Closing Date, as applicable (provided, that exemptions, allowances and deductions that are calculated on an annual basis shall be apportioned on a per diem basis); (b) Taxes attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Taxes occurred; (c) sales, use and other similar Taxes imposed on a transactional basis shall be allocated to the period in which the transaction giving rise to such Taxes occurred; and (d) ad valorem, property and other similar Taxes imposed on a periodic basis shall be allocated on a per diem basis.
11.3Tax Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees: (i) to retain all books and records with respect to Tax matters pertinent to any Company relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority; and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, such Party shall allow the other Parties to take possession of such books and records.
11.4Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Parent and paid when due, and the Party required by applicable Law shall timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. The Parties shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
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11.5Post-Closing Tax Actions. Notwithstanding anything to the contrary in this Agreement, none of Parent or any of its Affiliates (including any Company following the Closing), shall, without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed): (a) during the portion of the Closing Date after the Closing, take any extraordinary actions outside of the ordinary course of business; (b) amend or refile any Tax Return of any Company with respect to any Pre-Closing Tax Period; (c) change any material Tax election or accounting method with respect to any Company for any Pre-Closing Tax Period; (d) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of any Company related to any Pre-Closing Tax Period; or (e) initiate any voluntary disclosure (whether through a voluntary disclosure program or otherwise) with any Governmental Authority in respect of Taxes or Tax Returns of any Company with respect to any Pre-Closing Tax Period; provided, that clauses (a) through (e) of this Section 11.5 shall apply only to the extent the applicable action would reasonably be expected to increase the Taxes economically borne by, or otherwise result in a payment obligation of, Seller or its respective Affiliates (including through an adjustment to the Effective Date Accounts pursuant to Section 3.2 or Leakage pursuant to Section 3.3).
11.6Tax Sharing Agreement. Effective as of the Closing, all Tax sharing, Tax allocation, Tax indemnification or similar agreements or arrangements (but excluding this Agreement and any customary commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) between any Company, on the one hand, and Seller or any of its Affiliates (other than a Company), on the other hand, shall terminate as to each Company, and no Company shall have any further rights, obligations or liabilities thereunder.
11.7Purchase Price Allocation.
(a)No later than sixty (60) days after the date on which the Consideration is finally determined pursuant to Article 3, Seller shall prepare and deliver to Parent a proposed allocation of the Consideration (and any other amounts properly treated as consideration for U.S. federal income Tax purposes), as adjusted pursuant to this Agreement (such resulting amount, the “Aggregate Allocable Amount”) among the assets held by the Companies, determined in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (including the residual method thereunder), together with reasonable supporting documentation and materials (the “Allocation Statement”). Parent may object to the Allocation Statement solely on the basis that the proposed allocation is not reasonable under Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and by delivering written notice to the Seller within twenty (20) days after its receipt of the Allocation Statement setting forth in reasonable detail the basis for such objection (together with supporting documentation and materials) and Parent’s proposed allocation. If Parent does not deliver a timely objection notice, the Allocation Statement shall become final and binding. If Parent delivers a timely objection notice and Parent and Seller are unable to resolve such objection within twenty (20) days thereafter, the dispute shall be referred to the Independent Accountant for resolution in accordance with the procedures set forth in Section 3.3(d) of this Agreement, mutatis mutandis. The Independent Accountant shall resolve only the disputed items, and its determination for the disputed items must fall within the range provided in the Allocation Statement and Parent’s written comments. The Independent Accountant’s determination shall be final, conclusive and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne in the manner provided in Section 3.3(d) of this Agreement. Promptly following resolutions to any written comments from Parent, the Seller shall deliver to Parent a final Allocation Statement, as mutually resolved or as determined by the Independent Accountant (the “Allocation”). The Allocation shall be conclusive and binding on Parent and Seller and shall be adjusted, as necessary, to reflect any subsequent adjustments made to the Consideration pursuant to this Agreement. Any such adjustment shall be allocated, consistent with this Section 11.7(a), to the assets held by the Company to which such adjustment is attributable.
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(b)Parent and Seller shall not, and shall cause their respective Affiliates not to, take any position inconsistent with the Allocation on any Tax Return or in connection with any audit, litigation or other Proceeding with respect to Taxes, in each case, except to the extent otherwise required pursuant to applicable Law; provided, however, that none of Parent or Seller shall be unreasonably impeded in its ability and discretion to negotiate, compromise and settle any such audit, litigation or other Proceeding with respect to Taxes in connection with the Allocation. In the event that the Allocation is disputed by any Governmental Authority, the Party to this Agreement receiving notice of such dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.
Article 12
TITLE & ENVIRONMENTAL MATTERS
12.1General. For the avoidance of doubt, any adjustment to the Consideration pursuant to this Article 12 (including adjustments for Title Defects, Title Benefits and Environmental Defects) shall be separate from and in addition to the Closing Adjustment for Leakage under Section 3.2 and shall not be treated as Leakage.
12.2Notice of Title Defects; Title Defect Adjustments.
(a)Title Defect Notices. On or before the Defect Claim Date, Parent has the right but not the obligation to deliver claim notices to the Seller meeting the requirements of this Section 12.2(a) (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Seller’s reasonable opinion, constitute Title Defects and that Parent intends to assert as a Title Defect pursuant to this Section 12.2. To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, (ii) identification of the Well, DSU or Midstream Asset (and if a Well or DSU, the applicable Target Formation) affected by the Title Defect (such Well, DSU or Midstream Asset, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for the Seller to identify the existence of the alleged Title Defect and (v) the amount by which Parent reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations (with reasonable supporting detail) upon which Parent’s belief is based. To give the Seller an opportunity to commence reviewing and curing Title Defects, Parent agrees to use commercially reasonable efforts to give the Seller bi-weekly written notice prior to the Defect Claim Date of all Title Defects discovered by Parent during the preceding two (2) week period, which notice may be preliminary in nature and supplemented on or prior to the Defect Claim Date; provided that failure of Parent to provide such preliminary notice of any Title Defect shall not constitute a waiver of, or otherwise prejudice in any respect, Parent’s right to assert any Title Defect on or before the Defect Claim Date in accordance with this Section 12.2(a). Parent shall also promptly furnish the Seller with written notice of any Title Benefit which is discovered by Parent or its Representatives during Parent’s due diligence with respect to the Assets prior to the Defect Claim Date. Subject to Section 5.13(e) and Parent’s rights under the R&W Insurance Policy, Parent shall be deemed to have waived, and the Seller shall have no liability for, any Title Defect that Parent fails to assert as a Title Defect by a Title Defect Notice received by the Seller on or before the Defect Claim Date.
(b)Title Benefit Notices. The Seller shall have the right, but not the obligation, to deliver to Parent on or before the Defect Claim Date a notice meeting the requirements of this Section 12.2(b) (each individually, a “Title Benefit Notice”) setting forth any additional matters that, in the Seller’s reasonable opinion, constitute Title Benefits and that the Seller intends to assert as a Title Benefit pursuant to this Article 12. To be effective, each Title Benefit Notice shall be in writing and shall include: (i) a description of the alleged Title Benefit, (ii) the Well or DSU and the applicable Target Formation affected by the Title Benefit (each, as applicable, a “Title Benefit Property”), (iii) the Allocated Value of the Title Benefit Property, (iv) supporting documents reasonably necessary for Parent to identify the existence of
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the alleged Title Benefit, and (v) the amount by which the Seller reasonably believes the Allocated Value of each Title Benefit Property should be increased by the alleged Title Benefit and the computations (with reasonable supporting detail) upon which the Seller’s belief is based. The Seller shall be deemed to have waived, and Parent shall not have any liability for, any Title Benefit that the Seller fails to assert as a Title Benefit by a Title Benefit Notice received by Parent on or before the Defect Claim Date.
(c)Seller’s Right to Cure. Notwithstanding anything to the contrary herein, the Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the Closing any Title Defects of which it has timely received a Title Defect Notice from Parent. If the Seller cures a Title Defect before Closing, no adjustment to the Consideration shall be made for such Title Defect.
(d)Remedies for Title Defects. Subject to (w) the Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (x) the Individual Title Defect Threshold, (y) the Aggregate Deductible and the related provisions of Section 12.2(h) and (z) the Seller’s ongoing right to cure any Title Defect under Section 12.2(c), if any Title Defect timely asserted by Parent in accordance with Section 12.2(a) is not waived in writing by Parent or cured by Closing, then in connection with the Closing (unless, as of the Closing, the Parties are in disagreement with respect to the existence or extent of cure of such Title Defect or any associated Title Defect Amount, in each of which case the applicable Title Dispute shall, unless otherwise agreed by the Parties in writing, be addressed pursuant to Section 12.2(i)), the Consideration shall be reduced to the extent provided in Section 12.2(h).
(e)Remedies for Title Benefits. If any Title Benefits are reported by Parent under Section 12.2(a) or identified by the Seller in accordance with Section 12.2(b), then in connection with the Closing (unless, as of the Closing, with respect to each Title Benefit Property, the Parties are in disagreement with respect to the existence of such Title Benefit or any associated Title Benefit Amount, in each of which case the applicable Title Dispute shall, unless otherwise agreed by the Parties in writing, be addressed pursuant to Section 12.2(i)), any reductions to the Consideration in respect of Title Defects and Environmental Defects shall be reduced (but never to an amount less than Zero Dollars ($0)) to the extent provided in Section 12.2(h). There shall be no net upward adjustment to the Consideration on account of Title Benefits (even if the Title Benefit Amounts with respect to all agreed or finally determined Title Benefits exceed the aggregate amount of all Title Defect Amounts and Remediation Amounts hereunder).
(f)Title Defect Amount. The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:
(i)if the Seller and Parent agree on the Title Defect Amount in writing, then that amount shall be the Title Defect Amount;
(ii)if the Title Defect is an obligation, Encumbrance or burden that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully and finally discharge the Title Defect from the Title Defect Property;
(iii)if the Title Defect represents a decrease in the Net Revenue Interest for such Title Defect Property such that the actual Net Revenue Interest for such Title Defect Property for the applicable Target Formation is less than the Net Revenue Interest
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set forth in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2 for such Title Defect Property for such Target Formation, and the Working Interest for such Title Defect Property for such Target Formation is reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the amount of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property for such Target Formation in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2, provided that if the Title Defect does not affect the Title Defect Property throughout the entire life of such Title Defect Property, then the Title Defect Amount determined under this Section 12.2(f)(iii) shall be reduced to take into account the applicable time period only;
(iv)if the Title Defect represents an obligation or Encumbrance upon or other defect in title affecting the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably anticipated cost to cure the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation; and
(v)notwithstanding anything to the contrary in this Article 12, except with respect to any Title Defect for which the Title Defect Amount is determined under Section 12.2(f)(ii) (but only in the case where the Seller is liable for the obligations underlying such Title Defect and such obligations exceed the Allocated Value of the applicable Asset), (A) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property and (B) (i) if multiple Title Defects affect the same Title Defect Property, the Title Defect Amounts for each such Title Defect Property shall be aggregated for purposes of determining whether the Individual Title Defect Threshold has been exceeded (provided, that with respect to any Title Defect Property that is a DSU, Title Defects shall be aggregated for purposes of determining whether the Individual Title Defect Threshold has been exceeded only on a Lease-by Lease basis (that is, if a DSU includes two Leases, Title Defects affecting one such Lease may be so aggregated with one another, but shall not be so aggregated with Title Defects affecting the other such Lease)) and (ii) if multiple Title Defect Properties are affected by the same Title Defect, the Title Defect Amounts for such Title Defect Property shall be aggregated for purposes of determining whether the Individual Title Defect Threshold has been exceeded.
(g)Title Benefit Amount. The “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
(i)if Parent and the Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)if the Title Benefit represents an increase in the Net Revenue Interest for such Title Benefit Property such that the actual Net Revenue Interest for such Title Benefit Property for the applicable Target Formation is greater than the Net Revenue Interest stated in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2 for such Title Benefit Property for such Target Formation, and the Working Interest for such Title Benefit Property for such Target Formation is increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the value of such Net
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Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property for such Target Formation in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2, provided that if the increased Net Revenue Interest does not affect the Title Benefit Property throughout the entire life of such Title Benefit Property, then the Title Benefit Amount determined under this Section 12.2(g)(ii) shall be reduced to take into account the applicable time period only; and
(iii)if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property and such other reasonable factors as are necessary to make a proper evaluation.
(h)Title Defect Threshold; Aggregate Deductible; Remedies for Defects.
(i)Notwithstanding anything herein or in any other Transaction Document to the contrary, in no event shall there be any adjustments to the Consideration, or any other remedy provided by the Seller hereunder or under any other Transaction Document, for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed the lesser of $150,000 and 15.0% of the Allocated Value of the applicable Title Defect Property (the “Individual Title Defect Threshold”).
(ii)The sum of (1) the Title Defect Amount of all Title Defects properly asserted by Parent in accordance with this Agreement that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects actually cured by the Seller and any Title Defect Amounts that are placed into the Defect Escrow Account under this Agreement), plus (2) the Remediation Amounts of all Environmental Defects properly asserted by Parent in accordance with this Agreement that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to Environmental Defects actually cured or Remediated by the Seller and any Remediation Amounts that are placed into the Defect Escrow Account under this Agreement), less (3) the Title Benefit Amounts of all Title Benefits, in the aggregate, is the “Seller Aggregate Defect Amount”.
(iii)The sum of (1) the BPHI Title Defect Amounts of all BPHI Title Defects properly asserted by Parent in accordance with the BPHI Merger Agreement that exceed the Individual Title Defect Threshold, in the aggregate (excluding any BPHI Title Defect Amounts attributable to BPHI Title Defects actually cured by BPHI and any BPHI Title Defect Amounts placed into the defect escrow account under the BPHI Merger Agreement and the MIP Purchase Agreement), plus (2) the BPHI Remediation Amounts of all BPHI Environmental Defects properly asserted by Parent in accordance with the BPHI Merger Agreement that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any BPHI Environmental Defect Amounts attributable to BPHI Environmental Defects actually cured by BPHI and any BPHI Environmental Defect Amounts placed into the defect escrow account under the BPHI Merger Agreement and the MIP Purchase Agreement), less (3) the BPHI Title Benefit Amounts of all BPHI Title Benefits, in the aggregate, is the “BPHI Aggregate Defect Amount”.
(iv)The Seller Aggregate Defect Amount plus the BPHI Aggregate Defect Amount is the “Aggregate Defect Amount”.
(v)Notwithstanding anything herein or in any other Transaction Document to the contrary, in no event shall there be any adjustment to the Consideration,
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or any other remedy provided by the Seller hereunder or under any other Transaction Document, for any Title Defect or Environmental Defect unless the Aggregate Defect Amount exceeds the Aggregate Deductible, in which case the Consideration shall be reduced by the lesser of (1) the amount by which the Aggregate Defect Amount exceeds the Aggregate Deductible and (2) the amount by which the Seller Aggregate Defect Amount exceeds the Seller-Specific Deductible.
A hypothetical example of the application of the foregoing deductibles is set forth on Exhibit I.
(i)Title Dispute Resolution. The Seller and Parent shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (any dispute with respect to the foregoing matters, including any cure of any Title Defect, collectively “Title Disputes”) prior to the Closing. If the Parties are unable to agree to any Title Dispute prior to Closing, subject to the other terms of this Agreement, then the Parties shall proceed with the Closing and (x) at Closing, Parent shall deposit into the Defect Escrow Account cash equal to 100% of the aggregate disputed Title Defect Amount attributable to the Companies (such amount, to the extent applicable after taking into account any Environmental Disputes and the Aggregate Deductible, the “Title Dispute Amount”), to be held in the Defect Escrow Account pursuant to the terms hereof and the terms of the Escrow Agreement and the Consideration shall be reduced by such Title Dispute Amount and (y) following Closing, all such Title Disputes shall be exclusively and finally resolved by arbitration pursuant to this Section 12.2(i). Any Title Disputes shall be submitted to an arbitrator who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles including properties in the regional area in which the Assets are located (the “Title Arbitrator”). If the Seller and Parent are unable to agree on the selection of the Title Arbitrator within ten (10) Business Days after agreeing to submit a Title Dispute to the Title Arbitrator for determination or, in the case where such agreement has not been reached within ten (10) Business Days after Closing, the AAA shall make the necessary appointment (which Title Arbitrator shall not have worked as an employee, outside counsel or as a consultant for Parent or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 12.2(i). Within ten (10) days after the Title Arbitrator is appointed and is under engagement, Parent and the Seller shall submit written summaries of their positions regarding each Title Dispute. Once appointed, the Title Arbitrator shall have no ex parte communications with any party to the arbitration (or their Affiliates) concerning any Title Disputes. Parent and the Seller shall instruct the Title Arbitrator to make a determination, choosing either the Seller’s position or Parent’s position with respect to each Title Dispute, whichever the Title Arbitrator determines complies more closely to the terms of this Agreement, within twenty (20) Business Days after the submission of such parties’ summaries of the Title Disputes to the Title Arbitrator, and such determination shall be final and binding upon all such parties, without right of appeal. The costs of the Title Arbitrator shall be borne by Parent, on the one hand, and the Seller, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. In making its determination, the Title Arbitrator shall be bound by the terms of Section 12.2 and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator shall act for the limited purpose of determining the specific Title Disputes submitted to the Title Arbitrator and may not award damages, interest or penalties to any Person with respect to any Title Dispute. The Seller and Parent shall each bear their own legal fees and other costs of presenting their case to the Title Arbitrator. Following determination of all post-Closing Title Disputes by the Title Arbitrator(s) and all post-Closing Environmental Disputes by the Environmental Arbitrator(s) (including determination of all post-Closing disputes relating to the BPHI Merger Agreement), to the extent that determinations of the Title Arbitrator(s) with respect
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to such Title Disputes are to be taken into account as an adjustment to the Consideration (after taking into account any Environmental Disputes and the Aggregate Deductible and the Seller-Specific Deductible), but such determinations were not taken into account pursuant to Section 3.2, then, subject to Section 12.2(h), Parent and the Seller shall execute and deliver a joint instruction to the Escrow Agent to release the cash held in respect of such Title Disputes in the Defect Escrow Account to the applicable Person(s) in accordance with such determinations and in accordance with the terms and conditions of the Escrow Agreement. Subject to satisfaction or waiver of the conditions to Closing in Section 9.1 and Section 9.2, nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.2(i) with respect to any Title Defect properly asserted by Parent or any Title Benefit properly asserted by the Seller prior to Closing.
(j)Exclusive Remedy. The provisions set forth in Section 12.2 shall be the exclusive right and remedy of Parent with respect to the Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.
12.3Notice of Environmental Defects.
(a)Assertions of Environmental Defects. On or before the Defect Claim Date, Parent has the right but not the obligation to deliver claim notices to the Seller meeting the requirements of this Section 12.3(a) (collectively, the “Environmental Defect Notices,” and each individually, an “Environmental Defect Notice”) setting forth any matters that, in Parent’s reasonable opinion, constitute Environmental Defects and that Parent intends to assert as Environmental Defects pursuant to this Section 12.3. To be effective, each Environmental Defect Notice shall be in writing, and shall include (A) a reasonably detailed description of the alleged Environmental Defect (including the applicable Environmental Law(s) or Permits violated or implicated thereby), (B) identification of the Asset affected by the alleged Environmental Defect (each such Asset, as applicable, an “Environmental Defect Property”), (C) the Allocated Value of each Environmental Defect Property, if any, (D) all documents upon which Parent relies for its assertion of an Environmental Defect, including, at minimum, supporting documents reasonably necessary for the Seller to identify the existence of the alleged Environmental Defect, and (E) a calculation (with reasonable supporting detail) of the Remediation Amount that Parent reasonably asserts is attributable to the alleged Environmental Defect. To give the Seller an opportunity to commence reviewing and Remediating or curing Environmental Defects, Parent agrees to use its commercially reasonable efforts to give the Seller bi-weekly written notice prior to the Defect Claim Date of all Environmental Defects discovered by Parent during the preceding two (2) week period, which notice may be preliminary in nature and supplemented on or prior to the Defect Claim Date; provided that the failure of Parent to provide such preliminary notice of any Environmental Defect shall not be deemed to constitute a waiver of, or otherwise prejudice in any respect, Parent’s right to assert an Environmental Defect on or before the Defect Claim Date in accordance with this Section 12.3(a). Parent’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all material assumptions used by Parent in calculating the Remediation Amount, including, if applicable, the standards that Parent asserts must be met to comply with Environmental Laws and citations to the specific Environmental Laws. Parent shall be deemed to have waived, and the Seller shall not have any liability for, any Environmental Defect that Parent fails to assert as an Environmental Defect by an Environmental Defect Notice received by the Seller on or before the Defect Claim Date.
(b)Company’s Right to Remediate. Notwithstanding anything to the contrary herein, the Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time prior to the Closing, any Environmental Defect of which it has timely received an Environmental Defect Notice from Parent. If the Seller completes Remediation in accordance with the requirements under applicable Environmental Law with respect to an
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Environmental Defect before Closing, no adjustment to the Consideration shall be made for such Environmental Defect.
(c)Remedies for Environmental Defects. Subject to (w) the Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (x) the Individual Environmental Defect Threshold, (y) the Aggregate Deductible and the related provisions of Section 12.2(h), and (z) the Seller’s ongoing right to Remediate any Environmental Defect under Section 12.3(b), if any Environmental Defect timely asserted by Parent in accordance with Section 12.3(a) is not waived in writing by Parent or fully Remediated by the Closing Date, then in connection with the Closing (unless, as of the Closing, the Parties are in disagreement with respect to the existence or extent of such Environmental Defect or any associated Remediation or Remediation Amount, in each of which case the applicable Environmental Dispute shall, unless otherwise agreed by the Parties in writing, be addressed pursuant to Section 12.3(e)), the Consideration shall be reduced to the extent provided in Section 12.2(h).
(d)Environmental Defect Threshold. Notwithstanding anything herein or in any other Transaction Document to the contrary, in no event shall there be any adjustments to the Consideration, or any other remedy provided by the Seller hereunder or under any other Transaction Document, for any individual Environmental Defect for which the Remediation Amount applicable thereto does not exceed the lesser of $150,000 and 15.0% of the Allocated Value of the Environmental Defect Property (the “Individual Environmental Defect Threshold”); provided, that (A) if an Environmental Defect that is not based on a physical condition and represents regulatory non-compliance with Environmental Law (such as missing or incorrect Permits or the failure to prepare and submit required plans, reports or other regulatory filings) that is present at multiple Assets, then the Remediation Amounts for such Environmental Defects may be aggregated for purposes of meeting the Individual Environmental Defect Threshold and (B) for clarity, if an Environmental Defect arising from a single physical event or condition at a singular Asset that spreads and impacts multiple adjacent Assets, then the Remediation Amount for such Environmental Defect will take into account all such affected Assets.
(e)Environmental Dispute Resolution. The Seller and Parent shall attempt in good faith to agree on all Environmental Defects, Remediation Amounts or the completion of Remediation with respect to any Environmental Defect Property (any dispute with respect to the foregoing matters, collectively “Environmental Disputes”) prior to the Closing. If the Parties are unable to agree on any Environmental Dispute prior to Closing, then, subject to the other terms of this Agreement, the Parties shall proceed with the Closing and (x) at Closing, Parent shall be required to deposit into the Defect Escrow Account cash equal to 100% of the aggregate disputed Remediation Amount for all Environmental Disputes attributable to the Companies (such amount, to the extent applicable after taking into account any Title Disputes and the Aggregate Deductible, the “Environmental Dispute Amount” and, together with the Title Dispute Amount, the “Defect Escrow Amount”), to be held pursuant to the terms hereof and the terms of the Escrow Agreement and the Consideration shall be reduced by such Environmental Dispute Amount and (y) following Closing, all Environmental Disputes shall be exclusively and finally resolved by arbitration pursuant to this Section 12.3(e). Notwithstanding anything to the contrary and for the avoidance of doubt, if the total of the Aggregate Defect Amount plus the Defect Escrow Amount plus the “Defect Escrow Amount” under the MIP Purchase Agreement plus the “Defect Escrow Amount” under the BPHI Merger Agreement would be less than the Aggregate Deductible, then no amounts shall be placed into the Defect Escrow Account and the Parties shall not dispute any such Defect. Any Environmental Disputes shall be submitted to an arbitrator, who shall be an environmental consultant with at least ten (10) years’ experience in environmental matters involving oil and gas properties including properties in the regional area in which the Assets are located (the “Environmental Arbitrator”). If Parent and the Seller are unable to agree on the selection of the Environmental Arbitrator within ten (10) Business Days
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after Closing, the AAA shall make the necessary appointment (which Environmental Arbitrator shall not have worked as an employee, outside counsel or as a consultant for Parent or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 12.3(e). Parent and the Seller, within ten (10) days after the Environmental Arbitrator is appointed and is under engagement, shall submit written summaries of their positions regarding each Environmental Dispute. Once appointed, the Environmental Arbitrator shall have no ex parte communications with any party to such arbitration (or their Affiliates) concerning any Environmental Disputes. Parent and the Seller shall instruct the Environmental Arbitrator to make a determination, choosing either the Seller’s position or Parent’s position (and making no other determination) with respect to each Environmental Dispute, whichever the Environmental Arbitrator determines complies more closely to the terms of this Agreement, within twenty (20) Business Days after the submission of the summaries of the Environmental Disputes to the Environmental Arbitrator, and such determination shall be final and binding upon all parties, without right of appeal. The costs of the Environmental Arbitrator shall be borne by Parent, on the one hand, and the Seller, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. In making its determination, the Environmental Arbitrator shall be bound by the terms of this Section 12.3 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator shall act for the limited purpose of determining the specific Environmental Disputes submitted to the Environmental Arbitrator and may not award damages, interest or penalties to any Person with respect to any Environmental Dispute. The Seller and Parent shall each bear their own legal fees and other costs of presenting their case to the Environmental Arbitrator. Following determination of all post-Closing Title Disputes by the Title Arbitrator(s) and all post-Closing Environmental Disputes by the Environmental Arbitrator(s) (including determination of all post-Closing disputes relating to the BPHI Merger Agreement), to the extent that determinations of the Environmental Arbitrator(s) with respect to such Environmental Disputes are to be taken into account as an adjustment to the Consideration (after taking into account any Title Disputes and the Aggregate Deductible and the Seller-Specific Deductible), but such determinations were not taken into account pursuant to Section 3.2, then, subject to Section 12.2(h), Parent and the Seller shall execute and deliver a joint instruction to the Escrow Agent to release the cash held in respect of such Environmental Disputes in the Defect Escrow Account to the applicable Person(s) in accordance with such determinations and in accordance with the terms and conditions of the Escrow Agreement. Subject to satisfaction or waiver of the conditions to Closing in Section 9.1 and Section 9.2, nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.3(e) with respect to any Environmental Defect properly asserted by Parent prior to Closing.
(f)Exclusive Remedy. The provisions set forth in Section 12.2 and this Section 12.3 shall be the exclusive right and remedy of Parent with respect to any Environmental Defect with respect to any Asset or any other environmental matter.
12.4Casualty or Condemnation Loss. The Seller shall provide Parent prompt written notice if a Casualty or Condemnation Loss occurs prior to the Closing Date, which notice shall contain a description of such Casualty or Condemnation Loss, the Seller’s good faith estimate of the Damages associated with such Casualty or Condemnation Loss, the insurance policies (and associated coverage amounts and applicable deductibles), condemnation awards and claims available against Third Parties, in each case, in connection with such Casualty or Condemnation Loss, and the actions the Seller anticipates to take or that the Seller will take to mitigate the effects of such Casualty or Condemnation Loss.
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12.5Defect Escrow Deposit. At Closing, Parent shall deposit, or cause to be deposited, with the Escrow Agent, in trust, cash in an amount equal to the Defect Escrow Amount into a segregated escrow account (the “Defect Escrow Account”) to be held and disbursed in accordance with the Escrow Agreement. The Defect Escrow Amount shall be funded from, and shall reduce dollar-for-dollar, the Consideration otherwise payable at Closing.
Article 13
MISCELLANEOUS
13.1Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
13.2Survival; Sources of Recovery.
(a)Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and nothing in this Section 13.2 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Following the Closing, the remedies set forth in this Agreement and the other Transaction Documents shall be the sole and exclusive remedies for Parent and its Affiliates for any Damages or other claims relating to or arising out of this Agreement or the Transaction Documents.
(b)For the avoidance of doubt, (i) the Leakage Escrow Account shall be available solely to satisfy Leakage claims finally resolved in accordance with Section 3.3 and shall not be a source of recovery for any breach of any representation, warranty, covenant or agreement, (ii) the Defect Escrow Account shall be available solely to satisfy Title Defect and Environmental Defect claims finally resolved in accordance with Article 12 and shall not be a source of recovery for any breach of any representation, warranty, covenant or agreement (other than the Title Defect, Title Benefit and Environmental Defect remedies expressly set forth in Article 12), and (iii) Parent, on behalf of itself and its Affiliates, agrees that it will not assert or pursue any claim or legal theory, whether sounding in contract, tort or otherwise, that is inconsistent with the foregoing limitations.
(c)Notwithstanding the foregoing or anything else in this Agreement to the contrary, no limitation set forth in this Section 13.2 shall apply to, limit or restrict any claim, right or remedy of any Party arising from or relating to Fraud.
13.3Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (provided that no failure message is generated) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:
If to Parent:
Diversified Energy Company
414 Summers Street
Charleston, WV 25301
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Attn:    Benjamin Sullivan
Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate
Secretary
Email:     bsullivan@dgoc.com
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attn:    Rahul Vashi, Tull Florey; Mike Sellner
Email:    RVashi@gibsondunn.com; TFlorey@gibsondunn.com; MSellner@gibsondunn.com
If to the Seller:
Birch Permian II, LLC
909 Fannin Street, 14th Floor
Houston, TX 77010
Attn:    Julien Smythe
Email:    julien.smythe@birchresources.com
With copies (which shall not constitute notice) to:
Elliott Investment Management L.P.
360 S. Rosemary Ave, 18th Floor
West Palm Beach, FL 33401
Attn:    Ross Green
Email:    rgreen@elliottmgmt.com

and

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002
Attn:    John Goodgame
    Andrew B. Lehman
Email:    jgoodgame@akingump.com
    alehman@akingump.com
Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.
13.4Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the
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consummation of the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement shall be consummated. Parent shall pay all filing fees with respect to filings under the HSR Act and any other Antitrust Law.
13.5Governing Law.
(a)THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 13.3 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(c)EACH PARTY HERETO WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
13.6Waivers. Any provision of this Agreement (including Exhibits and Schedules hereto) may be waived prior to the Closing if, and only if, such waiver is in writing and signed by the Party against whom compliance is owed, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
13.7Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any transfer or delegation made without such consent shall be void; provided, however, that Parent may assign or delegate any of its rights, interests or obligations under this Agreement, in
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whole or in part, to one or more of its Affiliates without the consent of any other Party; provided, further, that no such assignment or delegation shall relieve Parent of any of its obligations hereunder, and Parent shall remain primarily liable for the performance of all of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
13.8Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the Transaction Documents, the Confidentiality Agreement, the BPHI Merger Agreement and the MIP Purchase Agreement, and any other documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the Transactions and the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
13.9Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification; provided, that to the extent a provision of this Agreement affects the calculation of the BPHI Transaction Consideration, that provision may only be modified by such an agreement that is also executed by BPHI.
13.10No Third Party Beneficiaries. Except for the D&O Indemnified Parties, the Other Indemnitors and the Non-Recourse Parties, nothing in this Agreement shall entitle any Person other than Parent and the Seller to any claim, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 8.7, Section 8.15, and Section 13.9, in each case, to the Persons described therein.
13.11Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
13.12Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
13.13Non-Recourse. Each of the Parties agrees, on behalf of itself and its respective Non-Recourse Parties, that all Proceedings (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any Transaction Document, or any of the transactions contemplated hereunder or thereunder; (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as Parties, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. In furtherance of the foregoing, no Party nor any of its Affiliates shall, directly or indirectly, make any claim or assertion against any Non-Recourse Party of the other Party that is inconsistent with the terms and conditions of this Section 13.13.
13.14Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby
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waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
13.15Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, then such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.
13.16Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 10.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 13.16, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 13.16. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.16, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Seller be entitled to seek or obtain specific performance, an injunction or any other equitable relief to require Parent to effect the Closing or to consummate the transactions contemplated by this Agreement.
13.17Attorneys’ Fees. In any Proceeding instituted by a Party arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.
13.18Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.
(a)Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) Akin Gump Strauss Hauer & Feld LLP (“Akin”) may represent Elliott Investment Management L.P., Elliott Associates, L.P., Elliott International, L.P. and their respective Affiliates (other than the Seller
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Group) (collectively, the “Elliott Group”), on the one hand, and the Seller Group, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) Akin (or any successor) may represent any and all other members of the Elliott Group or any director, member, partner, officer, employee or Affiliate of the Elliott Group in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement or any agreements, documents or instruments contemplated by this Agreement (the “Transaction Documents”), notwithstanding the Current Representation (or any continued representation of the Seller Group) and even though the interests of such Person(s) may be directly adverse to Parent, the Seller and their respective Affiliates, and each of Parent and the Seller, on behalf of themselves and the other Waiving Parties, hereby consents thereto and waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Parent and the Seller acknowledge that the foregoing provision applies whether or not Akin provides legal services to the Seller Group after the Closing Date.
(b)Each of Parent and the Seller, for themselves and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Elliott Group, the Seller Group and their counsel, including Akin, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to this Agreement or any other Transaction Document, or any matter relating to any of the foregoing (including, for the avoidance of doubt, all of the client files and records in the possession of Akin related thereto), shall be deemed to be attorney-client privileged communications between the Elliott Group, the Seller and such counsel that belong to the Elliott Group and the attorney-client privilege and the expectation of client confidence belongs to, and shall be controlled by, the Elliott Group and will not pass to or be claimed by Parent, the Seller or any of the Waiving Parties. From and after the Closing, each of Parent and the Seller, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Akin and the Seller Group or any Person in the Elliott Group occurring during the Current Representation.
(c)None of Parent, the Seller or any of the Waiving Parties or any Person purporting to act on behalf of or through Parent, the Seller or any of the Waiving Parties, will access or seek to obtain access to any such communications, or to the files of Akin relating to the Current Representation. Akin shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any of Parent, the Seller or any of the Waiving Parties by reason of any attorney-client relationship between Akin and the Seller or otherwise. In addition, Parent and the Seller agree that it would be impractical to remove all attorney-client communications from the records (including e-mails and other electronic files) of the Seller and its Subsidiaries. Accordingly, as to any such communications prior to the date hereof, Parent and the Seller, together with any of the Waiving Parties, further agree that no such Person may use, rely on or access without the prior written consent of the Seller any of such communications in a manner that may compromise the attorney-client privilege of such communications or otherwise be adverse to the Elliott Group.
[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

PARENT:

DIVERSIFIED ENERGY COMPANY

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

[Signature Page to Membership Interests Purchase Agreement]

SELLER:

BIRCH PERMIAN II, LLC

By:	/s/ Jason Cansler
Name:	Jason Cansler
Title:	Chief Executive Officer

[Signature Page to Membership Interests Purchase Agreement]

COMPANY:
MILKWATER, LLC

By:	Birch Permian II, LLC, its sole member

By:	/s/ Jason Cansler
Name:	Jason Cansler
Title:	Chief Executive Officer

[Signature Page to Membership Interests Purchase Agreement]

COMPANY:
BIRCH II EOC, LLC

By:	Birch Permian II, LLC, its sole member

By:	/s/ Jason Cansler
Name:	Jason Cansler
Title:	Chief Executive Officer
[Signature Page to Membership Interests Purchase Agreement]

APPENDIX A
DEFINITIONS
“AAA” means the American Arbitration Association.
“AAA Rules” means the Commercial Arbitration Rules of the AAA.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person as of a pertinent time of determination; provided, that, except for purposes of Section 13.13, in no event shall the Seller Group be considered an Affiliate of the Elliott Group or any other portfolio company or investment fund or vehicle affiliated with or managed by affiliates of the Elliott Group, nor shall the Elliott Group or any other portfolio company or investment fund or vehicle affiliated with or managed by affiliates of the Elliott Group, be considered to be an Affiliate of the Seller Group; provided further, that (a) with respect to BPHI, the term “Affiliate” shall not include the Seller Group and (b) with respect to the Seller Group, the term “Affiliate” shall not include BPHI or any of its Subsidiaries.
“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under state, local or non-U.S. Law.
“Aggregate Allocable Amount” has the meaning set forth in Section 11.7.
“Aggregate Deductible” means $53,850,000.
“Aggregate Defect Amount” has the meaning set forth in Section 12.2(h)(iv).
“Agreement” has the meaning set forth in the Preamble.
“Akin” has the meaning set forth in Section 13.18(a).
“Allocated Value” means, in the case of each Well, DSU, and Midstream Asset, the amount allocated to such Well, DSU or Midstream Asset by Parent as set forth in Schedule 1.1(d) - Part 1, Schedule 1.1(d) - Part 2 or Schedule 1.1(d) - Part 3, as applicable.
“Allocation” has the meaning set forth in Section 11.7(a).
“Allocation Statement” has the meaning set forth in Section 11.7(a).
“Alternative Transaction” has the meaning set forth in Section 8.14(a)(i).
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Assets” means all of the assets and properties of the applicable Company.
“Audited Financial Statements” has the meaning set forth in Section 5.26(a).
“Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any bonus, deferred compensation, incentive compensation, employment, consulting or other compensation agreement, equity, equity purchase or any other equity-based compensation, change in control, retention, termination or severance, sick leave, pay, salary continuation for disability, hospitalization, medical insurance, retiree welfare, life insurance, scholarship, cafeteria, employee assistance, education or tuition assistance, perquisite, or fringe benefit policy, plan, program or arrangement.
“Birch II EOC” has the meaning set forth in the Preamble.
“Birch Permian” means Birch Permian, LLC, a Delaware limited liability company.
“Birch Resources” means Birch Resources, LLC, a Delaware limited liability company.
“Birch Resources Benefit Plan” means any Benefit Plan which is maintained, sponsored or entered into solely by Birch Resources.
“BPHI” has the meaning set forth in the Recitals.
“BPHI Aggregate Defect Amount” has the meaning set forth in Section 12.2(h)(iii).
“BPHI Environmental Defect Amounts” means “Environmental Defect Amounts” as defined in the BPHI Merger Agreement.
“BPHI Environmental Defects” means “Environmental Defects” as defined in the BPHI Merger Agreement.
“BPHI Merger” has the meaning set forth in the Recitals.
“BPHI Merger Agreement” has the meaning set forth in the Recitals.
“BPHI Remediation Amounts” means “Remediation Amounts” as defined in the BPHI Merger Agreement.
“BPHI Title Benefit” means “Title Benefit” as defined in the BPHI Merger Agreement.
“BPHI Title Benefit Amounts” means “Title Benefit Amounts” as defined in the BPHI Merger Agreement.
“BPHI Title Defect Amounts” means “Title Defect Amounts” as defined in the BPHI Merger Agreement.

“BPHI Title Defects” means “Title Defects” as defined in the BPHI Merger Agreement.
“BPHI Transaction Consideration” has the meaning set forth in the BPHI Merger Agreement.
“Burden” means any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties, excess royalties, minimum royalties, shut-in royalties, net profits interests and other similar burdens upon, measured by, or payable out of production of Hydrocarbons (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Texas or the State of New York.
“Casualty or Condemnation Loss” means any event that causes any portion of the Assets to be damaged or destroyed by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or similar casualty or is taken in condemnation or under right of eminent domain, in each case, between the Execution Date and the Closing Date.
“Central Time” means the central time zone of the United States of America.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
“Closing” has the meaning set forth in Section 2.2.
“Closing Adjustment” has the meaning set forth in Section 3.2(b).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Consideration” means an aggregate amount equal to the Consideration, minus (a) the Leakage Escrow Amount, minus (b) the Disputed Effective Date Amounts, minus (c) the Defect Escrow Amount (if any); provided, that consideration may be reallocated among this Agreement, the BPHI Merger Agreement and the MIP Purchase Agreement pursuant to and in accordance with the terms of the Seller Agreement so long as the aggregate consideration payable by Parent and its Affiliates under this Agreement, the BPHI Merger Agreement and the MIP Purchase Agreement, taken as a whole, is not increased or decreased thereby. Such amount shall be calculated using a template substantially in the form of Exhibit H.
“Closing Statement” has the meaning set forth in Section 3.2(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” or “Companies” has the meaning set forth in the Recitals.
“Company Financial Statements” has the meaning set forth in Section 5.26(a).

“Company Group Benefit Plan” means any Benefit Plan which is maintained, sponsored or entered into solely by any Company or to which any Company is required to contribute (other than a Birch Resources Benefit Plan).
“Company Insurance Policies” has the meaning set forth in Section 5.29.
“Company Intellectual Property Rights” has the meaning set forth in Section 5.27(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Birch Resources and Diversified Gas & Oil Corporation, dated May 11, 2026.
“Confidentiality Restrictions” has the meaning set forth in Section 8.3.
“Consideration” has the meaning set forth in Section 3.1.
“Contracts” means all contracts, agreements, or other legally binding arrangements presently existing to which any Company is a party or by which any Company is bound or to which any of the Assets or the Interests of such Company is subject, but excluding master services agreements, the Leases, the Surface Contracts, and any other instrument creating or memorializing the ownership of any Real Property Interests or Surface Contracts included in the Assets.
“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.
“Current Representation” has the meaning set forth in Section 13.18(a).
“D&O Indemnified Parties” has the meaning set forth in Section 8.7(a).
“D&O Tail Policy” has the meaning set forth in Section 8.7(b).
“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person arising out of or resulting from such matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity.
“Defect Claim Date” means 11:59 p.m. (Central Time) on the date that is sixty (60) days after the Execution Date.

“Defect Escrow Account” has the meaning set forth in Section 12.5.
“Defect Escrow Amount” has the meaning set forth in Section 12.3(e).
“Defensible Title” means such right, title and interest of the applicable Company as of the Effective Date that, subject to Permitted Encumbrances, is (x) deducible of record or (y) beneficial title evidenced by (I) unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements, production sharing agreements, allocation agreements, unitization agreements or similar agreements or (II) applicable Laws, as to the applicable Target Formation:
(a)    with respect to each Well and DSU, entitles such Company to receive not less than the Net Revenue Interest shown in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2, as applicable, for such Well or DSU throughout the productive life of such Well or DSU, except for (i) decreases in connection with those operations in which such Company may from and after the Execution Date elect to be a non-consenting co-owner in accordance with this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries, and (iv) decreases resulting from any reversion of interest in a Well or DSU to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent, or prior to the Execution Date, elected not to consent (provided that, if such non-consent election occurred prior to the Execution Date, such reversion in interest is properly reflected in the “APO” and “BPO” interest for the applicable Well or DSU in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2, as applicable);
(b)    with respect to each Well or DSU, obligates such Company to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Well or DSU of not more than the Working Interest shown in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2 for such Well or DSU throughout the productive life of such Well or DSU, except (i) increases resulting from contribution requirements with respect to defaulting Third Party co-owners from and after the Execution Date under applicable operating agreements or applicable Law, (ii) increases to the extent that such increases are accompanied by a proportionate increase in such Company’s Net Revenue Interest with respect to such Well or DSU, (iii) increases resulting from the carrying of non-participating interest owners or co-tenants with respect to the drilling of any Well from and after the Execution Date and (iv) increases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement; and
(c)    is free and clear of Encumbrances.
“Designated Operations Personnel” means the individuals listed on Schedule A attached to the BPHI Merger Agreement.

“Disputed Account Item” has the meaning set forth in Section 3.2(a)(i).
“Disputed Effective Date Amounts” has the meaning set forth in Section 3.2(a)(i).
“Disputed Effective Date Escrow Account” has the meaning set forth in Section 3.2(a)(ii).
“DLLCA” means the Delaware Limited Liability Company Act, as may be revised, amended or supplemented from time to time.
“Dollars” means U.S. Dollars.
“DSU” means each designated spacing unit described on Schedule 1.1(d) - Part 2, including the Leases (or portion thereof) included in or constituting such designated spacing unit but, in each case, only as to the Target Formation(s) for such designated spacing unit set forth on Schedule 1.1(d) - Part 2.
“Effective Date” means 11:59 p.m. (Central Time) on June 30, 2026.
“Effective Date Account Dispute Notice” has the meaning set forth in Section 3.2(a)(i).
“Effective Date Accounts” means the assets and liabilities (including, with respect to liabilities, liabilities deriving from the operations) of the Companies as of the Effective Date consisting solely of the categories of assets and liabilities set forth on Exhibit D (as determined without duplication), prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Company Financial Statements for the most recent fiscal year end, subject, in all cases, to the accounting and other methods, practices, principles, policies and procedures as set forth on Exhibit D.
“Elliott Group” has the meaning set forth in Section 13.18.
“Encumbrance” means any charge, claim, license, limitation, condition, equitable interest, mortgage, lien, pledge, security interest, right of first refusal and/or right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Arbitrator” has the meaning set forth in Section 12.3(e).
“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters or sediments that causes an Asset (or any Company with respect to an Asset) not to be in compliance with any Environmental Law; or (b) the existence with respect to the Asset or the operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by or related to an Asset for which Remediation is presently required under Environmental Laws; provided, however, that the following shall not be considered Environmental Conditions for the purposes of this Agreement: (a) any matter listed on Schedule

5.11, and (b) any matter to the extent affecting an Asset that is operated by Parent or any of its Affiliates as of the Execution Date to the extent Parent had knowledge of such matter prior to the Defect Claim Date.
“Environmental Defect” means an Environmental Condition with respect to an Asset, including any Well or Midstream Asset.
“Environmental Defect Notice” or “Environmental Defect Notices” have the meanings set forth in Section 12.3(a).
“Environmental Defect Property” has the meaning set forth in Section 12.3(a).
“Environmental Dispute Amount” has the meaning set forth in Section 12.3(e).
“Environmental Disputes” has the meaning set forth in Section 12.3(e).
“Environmental Laws” means, as the same have been amended as of the Execution Date, any Law (including common law) relating to pollution, the protection or restoration of the environment or, as such relates to Hazardous Substances, Hydrocarbons or NORM, or natural resource damages, including any such Law relating to the generation, manufacture, treatment, storage, disposal, use, handling, transportation or Release of any Hazardous Substances, Release of Hydrocarbons, or to exposure to Hazardous Substances, Hydrocarbons or NORM, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and their implementing regulations, along with all similar state or local acts and regulations, including any environmental Laws regulated by or delegated to the Railroad Commission of Texas under Texas Water Code or the Memorandum of Understanding between the Railroad Commission of Texas and the Texas Commission on Environmental Quality (TCEQ).
“Environmental Liabilities” means all costs, Damages, expenses, liabilities, obligations, and other responsibilities with respect to, relating to, or arising from or under Environmental Laws, Third Party claims relating to contamination or pollution of the environment, or relating to Hazardous Substances, and which relate to the Assets or the ownership or operation of the same.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Equiniti, or, if Equiniti is unable or unwilling to serve as Escrow Agent, an escrow agent mutually acceptable to the Parties.

“Escrow Agreement” means the escrow agreement by and among the Seller, Parent and Escrow Agent, in substantially the form attached hereto as Exhibit E, to be entered into concurrently with the execution and delivery of this Agreement.
“Estimated Effective Date Accounts” has the meaning set forth in Section 3.2(a).
“Estimated Leakage” has the meaning set forth in Section 3.2(b).
“Exchange Act” has the meaning set forth in Section 8.15(e).
“Execution Date” has the meaning set forth in the Preamble.
“FCA” means the United Kingdom’s Financial Conduct Authority.
“Financing” has the meaning set forth in Section 8.15(a).
“Fraud” means actual and intentional fraud, and more specifically, shall be limited to a knowing and intentional misrepresentation with respect to the representations and warranties set forth in (x) Article 5 or Article 6 or (y) the certificates delivered pursuant to Section 9.2(f) (by the Seller) or pursuant to Section 9.3(d) (by Parent) as applicable, with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authority” means any government or instrumentality, subdivision, court, legislature, administrative agency, commission, official or other authority of the United States, the United Kingdom or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, arbitral, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including asbestos or asbestos-containing materials, produced water, polychlorinated biphenyls, or per- or poly-fluoroalkyl substances.
“Hedging Parameters” means the parameters set forth on Exhibit G.
“Hedging Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call, “over the counter” or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions that is intended to hedge the risks associated with the production of Hydrocarbons.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all minerals, products and substances extracted, separated, processed and produced therefrom or therewith.
“IKE Operating” means IKE Operating, LLC, a Delaware limited liability company.
“IKE Support Materials” has the meaning set forth in Section 5.20.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money, (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, including any earn-out liabilities associated with past acquisitions, (c) obligations of such Person with respect to unpaid management fees, (d) indebtedness evidenced by notes, debentures, bonds, or other similar instruments, (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (which, for the avoidance of doubt, shall not include any leases that would be characterized as operating leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842 and shall include any leases characterized as capital leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842), (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person or for which such Person is liable as obligor, surety, by Contract, or otherwise and (h) solely with respect to Indebtedness of a kind contemplated by clause (a) or (d) of this definition, any accrued interest, redemption, breakage costs, fees and charges in respect of any of the foregoing; but Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Independent Accountant” has the meaning set forth in Section 3.3(d).
“Individual Environmental Defect Threshold” has the meaning set forth in Section 12.3(d).
“Individual Title Defect Threshold” has the meaning set forth in Section 12.2(h)(i).

“Intellectual Property Rights” means rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks, logos and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information; and (f) any registrations or applications for registration for any of the foregoing.
“Interest Reduction” has the meaning set forth in subparagraph (a) of the definition of “Permitted Encumbrances”.
“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, company interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 5.26(a).
“IRS” means the United States Internal Revenue Service.
“Knowledge” means information actually and personally known by such individual.
“Laws” means all Permits, statutes, laws, ordinances, regulations, rules, codes, executive orders, injunctions, judgments, decrees, rulings, or orders of any Governmental Authority.
“Leakage” means any of the following, without duplication, to the extent occurring during the period after the Effective Date and prior to Closing, but excluding any Permitted Leakage: (a) any distribution of profits or assets (whether in cash or in kind) declared, paid or made (whether actual or deemed) by any Company to Seller or any Affiliate of Seller (other than the other Company), or any other payment in respect of any Interests of such Company (other than the other Company), or any net settlement proceeds or net settlement costs in respect of Specified Hedges received, retained, paid or borne by Seller or any Affiliate of Seller (other than the Companies); (b) any payments made or agreed to be made by such Company to Seller or any Affiliate of Seller (other than the other Company) in respect of any Interests of such Company being issued, redeemed, purchased or repaid, or any other return of capital; (c) any waiver, forgiveness, release or discount by any Company of any amount owed to such Company by Seller or any Affiliate of Seller (other than the other Company); (d) the payment of any fees, costs, expenses or other amounts by any Company to or for the benefit of Seller or any Affiliate of Seller (other than the other Company), other than (i) ordinary course payments under disclosed contracts, (ii) payments of ad valorem or property Taxes, severance Taxes, production Taxes or sales and use Taxes related to the ownership and operation of the Assets (solely to the extent such Taxes are remitted to the applicable Governmental Authority in accordance with applicable Law and solely to the extent attributable to ownership and operation of the Assets from and after the Effective Date), and (iii) payments made to the other Company (which, for the avoidance of doubt, includes any payment obligation under any joint operating agreement or master services agreement); (e) any costs incurred in respect of any general or administrative expense of any Company, including salaries, bonuses, office rent and operating expenses, insurance, management costs and overhead; (f) the payment by the Companies of any Seller Transaction Expenses after the Effective Date; (g) the amount, if any, incurred or paid by the Seller with respect to the cure or attempt to cure a Title Defect and/or Environmental Defect following the delivery by Parent of any written notice delivered after the date hereof and on or prior to the Defect Claim Date (whether formal or informal, and including any notice delivered pursuant to Article 12) identifying such Title Defect and/or Environmental Defect or the facts or conditions giving rise thereto; (h) any interest payments on the Seller RBL; (i) any payments made by any Company in respect of the termination, liquidation or unwinding of any Hedging Transaction (other than any termination, liquidation or unwinding effected at the express written direction of Parent) and, without duplication, any costs, fees, expenses, losses, margin or collateral postings or other liabilities paid or incurred by any Company in respect of any Hedging Transaction that is not a Specified Hedge (including in respect of the entry into, maintenance, settlement, novation, termination, liquidation or unwinding thereof), (j) any liability of such Company in respect of accrued but unpaid incentive compensation for the prior fiscal year and for the portion of the fiscal year in which the Closing occurs prior to the Closing and the employer portion of any payroll, social security or other Taxes required to be paid by such Company in connection therewith; (k) all liabilities of such Company in respect of any Company Group Benefit Plan or Birch Resources Benefit Plan; and (l) any unfunded or underfunded liabilities of such Company with respect to any defined benefit plans or similar plans and any retiree welfare benefits. For the avoidance of doubt, (i) in no event shall the payment of any insurance premiums or deductibles by the Seller Group with respect to the insurance policies maintained for the benefit of the Seller Group be deemed Leakage, and (ii) “Leakage” shall not include (x) any payments of Indebtedness (including regularly scheduled principal payments, mandatory prepayments, repayments of borrowings, or breakage costs or other similar fees under the Seller RBL, but excluding, for the avoidance of doubt, any interest payments on the Seller RBL); (y) any reduction in Indebtedness outstanding, in each case to the extent such payments reduce the amount of Indebtedness outstanding and are reflected in the Effective Date Accounts or will be reflected in the determination of Indebtedness at Closing for purposes of the Seller RBL Payoff Amount, or (z) any Taxes imposed on any Company with respect to any taxable period (or portion thereof, including any Texas franchise Tax liabilities imposed on or with respect to any Company) ending on or before the Effective Date to the extent provided for or accrued or reserved for or otherwise reflected (as a liability) on the Effective Date Accounts.
“Leakage Escrow Account” has the meaning set forth in Section 3.3(a).
“Leakage Escrow Amount” has the meaning set forth in Section 3.3(a).
“Leases” has the meaning set forth in the definition of “Real Property Interests” in this Appendix A.
“LSE” has the meaning set forth in Section 8.15(e).
“Manifest Error” means an indisputable error of judgment in complete disregard of the facts of the matter at hand, the applicable rules or principles.

“Material Adverse Effect” means, with respect to any Person, any change, circumstance, development, state of facts, effect, or condition that individually or in the aggregate, results in, or would reasonably be expected to result in (a) a materially adverse effect on the business, liabilities, financial condition or results of operations of such Person or (b) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement in accordance with (and subject to the conditions set forth in) this Agreement and perform its obligations hereunder; provided, however, that, with respect to clause (a) only, none of the following, either alone or in the aggregate, shall be deemed to constitute or contribute to a “Material Adverse Effect,” or otherwise be taken into account when determining whether a “Material Adverse Effect” has occurred or is existing: (i) any change or prospective change in applicable Laws, other legal or regulatory conditions or GAAP or other accounting standards or the interpretation or enforcement thereof, or that result from any action taken for the purpose of complying with any of the foregoing; (ii) economic, political, or business conditions (including changes in such conditions) or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, transportation or storage capacity, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of such Person, including any change in the prices of oil, natural gas, or other Hydrocarbon products, any increase in operating costs or capital expenses or any reduction in drilling activity or production or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from the announcement or other publicity or pendency of this Agreement or the other Transaction Documents (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators); provided that the exception in this clause (iv) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the announcement or pendency of this Agreement; (v) any change resulting or arising from hostilities, sabotage, terrorism, or the escalation or general worsening of any of the foregoing; (vi) any epidemic, pandemic, disease outbreak or other public health crisis or public health event, or the worsening of any of the foregoing; (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions; (viii) any disruption in the purchase or transportation of crude oil or natural gas produced or otherwise sold by such Person or its Subsidiaries as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products; (ix) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; (x) seasonal reductions in revenues and/or earnings of such Person or any of its Subsidiaries in the ordinary course of their respective businesses; (xi) any actions taken or omitted to be taken by a Party at the express written direction of the other Parties (for the avoidance of doubt, any action by, or omission of, a Party for which such Party sought or requested, and the other Parties provided, consent shall not be deemed to be “at the written direction” of the Party); (xii) any change, in and of itself, in the market price or trading volume of such Person’s securities or any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect) or (xiii) any change resulting or arising from the taking of, or the failure to take, any action by Parent or any of its Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by the Seller in writing; provided, that the exceptions in clauses (i), (ii), (iii), (v), (vi) and (vii) above shall apply only to the extent that such changes do not have a disproportionate impact on such Person as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which such Person’s assets are located.
“Material Contracts” has the meaning set forth in Section 5.9(a).
“Membership Interests” has the meaning set forth in the Recitals.
“Membership Interests Assignment Agreement” means an assignment and assumption agreement, substantially in the form attached hereto as Exhibit F.
“Midstream Assets” means all Hydrocarbon and water midstream and gathering infrastructure held by the applicable Company, including all tubing, pumps, pipes, pipelines, gathering systems, valves, fittings, meters, motors, compressors, compression equipment, line fill, scrubbers, process piping and vessels, spare parts and materials, pipeline markers, vents, measurement equipment, regulators, gathering lines, fittings, pig launching and receiving equipment, dehydration units, tanks, traps, cathodic protection systems, chemical inventories and chemical treatment systems, separation facilities, instrumentation, control devices, all cabling, wiring, conduit and cable tray associated with the foregoing equipment and systems, structures and materials.
“Milkwater” has the meaning set forth in the Preamble.
“MIP” has the meaning set forth in the Recitals.
“MIP Interest Sale” has the meaning set forth in the Recitals.
“MIP Purchase Agreement” has the meaning set forth in the Recitals.
“Moelis” means Moelis & Company LLC.
“Newberry” means Newberry Permian, Inc., a Delaware corporation.
“Net Revenue Interest” means, with respect to any Well or DSU, the applicable Company’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well or DSU from the applicable Target Formation(s), in each case, after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other Burdens on, measured by or payable out of Hydrocarbon production therefrom.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future, direct or indirect, equityholders, controlling Persons, clients, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or any of their respective successors or assignees (or any former, current or future, direct or indirect, equityholder, controlling Person, client, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or any successor or assignee of any of the foregoing).
“NORM” means naturally occurring radioactive material.
“NYSE” has the meaning set forth in Section 8.15(e).
“Operations Hire Offer” has the meaning set forth in the BPHI Merger Agreement.
“Operations Individual” means the individuals listed on Schedule A attached to the BPHI Merger Agreement.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a company, the certificate of formation and the company agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.
“Other Indemnitors” has the meaning set forth in Section 8.7(c).
“Outside Date” has the meaning set forth in the BPHI Merger Agreement.
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means the ordinary shares of Parent, par value of $0.01 per share.
“Parent Filings” has the meaning set forth in Section 8.15(e).
“Parent Fundamental Representations” has the meaning set forth in Section 8.3(a).
“Parent Group” means Parent, its Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.
“Parent Material Adverse Effect” means any change, circumstance, development, state of facts, effect, or condition that individually or in the aggregate, materially and adversely affects or delays the ability of such Person to consummate the transactions contemplated hereby or would reasonably be expected to do so.
“Parent Prospectus” has the meaning set forth in Section 7.18(a).

“Parent Release” means a release in substantially the form attached hereto as Exhibit C-2 executed by Parent.
“Party” and “Parties” have the meanings set forth in the Preamble.
“Permits” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, variances, waivers, exemptions and other authorizations by, or filings with, any Governmental Authority.
“Permitted Encumbrances” means any or all of the following:
(a)royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests, back-in interests and other similar Burdens on production to the extent that the net cumulative effect of such Burdens does not (i) reduce any Company’s Net Revenue Interest below that shown in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2, as applicable, (ii) increase any Company’s Working Interest above that shown in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2, as applicable, without a proportionate increase in the Net Revenue Interest of such Company, or (iii) materially and adversely interfere with the use, ownership or operation of any of the Wells as they are currently used, owned or operated (each of clauses (i) through (iii), an “Interest Reduction”);
(b)all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, except to the extent causing any Interest Reduction;
(c)Preferential Rights, consent requirements, change of control provisions, tag-along and drag-along rights, and similar transfer restrictions, in each case, to the extent set forth on Schedule 5.10;
(d)statutory liens for Taxes (i) not yet due or payable or (ii) being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(e)materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent or if delinquent, being contested in good faith by appropriate actions identified on Schedule 1.1(g), and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP (including any amounts being withheld as provided by Law);
(f)all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities that do not apply to the transactions contemplated by this Agreement or, if they do apply, are customarily obtained subsequent to the closing of transactions that are similar to the transactions contemplated by this Agreement if such

Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied;
(g)excepting circumstances where such rights have already been triggered, conventional rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;
(h)easements, Rights-of-Way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and Rights-of-Way that do not materially interfere with the use, development, or ownership of the Assets subject thereto or affected thereby;
(i)gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts, except to the extent causing, individually or in the aggregate, any Interest Reduction;
(j)all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or Permit issued by any Governmental Authority;
(k)any lien, charge or other Encumbrance on or affecting the Assets that is discharged by any Company at or prior to Closing at no expense to Parent;
(l)the terms and conditions of the Leases and other instruments in the chain of title to any Assets, including any depth limitations or similar limitations that may be set forth therein that do not, individually or in the aggregate, result in an Interest Reduction;
(m)zoning and planning ordinances and municipal regulations;
(n)any statutory liens created under the Laws of the State of Texas and any Encumbrances created under the operating agreements or by operation of Law, in each case, in respect of obligations that are not yet due;
(o)any Encumbrances burdening a Third Party lessor’s or grantor’s interest in the Assets (including any Encumbrances created under deeds of trust, mortgages and similar instruments by any such lessor or grantor), which, if not subordinated to the rights of the applicable Company, are not currently in default or subject to foreclosure or other enforcement proceedings by the holder;

(p)depth severances shown on Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2 to the extent that they do not, individually or in the aggregate, result in an Interest Reduction;
(q)any Encumbrances created by Law or reserved in the Leases for royalties, bonus or rental, or created to secure compliance with the terms of the Leases, provided that, in each such case, the applicable Company is then in compliance with the terms of such Leases in all material respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;
(r)the terms and conditions of, and any rights of Third Parties to back into any interest in the Assets to the extent such terms, conditions and rights are expressly shown as binding on the applicable Property on Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2;
(s)any defect arising out of a lack of corporate or entity authorization, arising from a failure to recite marital status or arising out of omissions of successions of heirship or estate proceedings, except in each case where evidence is available that reasonably supports a Third Party’s claim to superior title;
(t)lack of a survey of the surface of the Properties, unless a survey is required by Law;
(u)any matter that has been cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, in each case, and which can be substantiated by the affirmative ruling of a court of competent jurisdiction;
(v)failure to record Leases issued by any Governmental Authority (which, for the avoidance of doubt, includes any state agency or any successor agency thereto) in the real property, conveyance, or other records of the county in which such Leases are located; provided that the instruments evidencing the conveyance of such title to any Company from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease;
(w)rights of any (i) common owner of any interest in any fee mineral interest as tenants in common or through common ownership, (ii) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the Target Formation(s) or (iii) common owner of any interest in surface rights currently held by any Company and such common owner as tenants in common or through common ownership, in each case, except as such rights would, individually or in the aggregate, result in an Interest Reduction;
(x)(i) lack of a division order or an operating agreement covering any Property (including portions of a Property that were formerly within a unit but which have been excluded from the unit as a result of contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in the applicable Company’s chain of title to the Property unless (i) the underlying provisions of such operating agreement provide that such failure voids or nullifies (automatically or at the election of the holder thereof) the assignment with respect to such asset or (ii) there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;
(y)defects based on or arising solely out of the failure of any Company to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract to the extent (i) such Well has been permitted by the Railroad Commission of Texas or other applicable Governmental Authority and (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that reasonably attributes to each such Lease or leasehold tract its share of such production;
(z)arising from any change in applicable Laws after the Execution Date;
(aa)defects arising from prior expired Hydrocarbon leases that are not surrendered or released of record absent affirmative evidence of an adverse claim by another Person that such lease is in full force and effect;
(ab)defects based solely on any Company’s failure to have a title opinion or title insurance policy on any Property;
(ac)decreases in any Company’s Net Revenue Interest (i) in connection with those operations in which such Company may be a non-consenting co-owner after the Execution Date in accordance with the terms of this Agreement, (ii) resulting from the reversion of interests to co-owners with operations in which such co-owners elect not to consent after the Execution Date, (iii) resulting from the establishment or amendment, after the Execution Date of (A) pools or units and (B) allocations to horizontal laterals, (iv) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries or (v) as otherwise shown on Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2, as applicable;
(ad)increases in any Company’s Working Interest (i) that are accompanied by at least a proportionate increase in such Company’s Net Revenue Interest, (ii) resulting from contribution requirements with respect to defaulting or non-consenting co-owners under the applicable operating agreement, (iii) to the extent such increases result from co-owners electing under applicable operating agreements not to participate in an operation relating to such Well or (iv) as otherwise shown on Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2;
(ae)Well Imbalances and Pipeline Imbalances;

(af)defects or loss of title affecting ownership interests in formations other than the Target Formations;
(ag)non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business;
(ah)any calls on production in any Material Contract; and
(ai)any matters expressly disclosed in Schedule 1.1(d) - Part 1, Schedule 1.1(d) - Part 2 or Schedule 5.6(a).
“Permitted Leakage” means any of the following payments that would constitute Leakage, without duplication, to the extent occurring during the period after the Effective Date and prior to Closing: (a) any matter expressly contemplated, required or permitted by this Agreement or the transactions contemplated by this Agreement; (b) any payment required to be made by applicable Law; (c) any intra-group payment or transaction among the Companies and their respective Affiliates; (d) any amount corresponding to an Effective Date Account to the extent such amount constituted a liability reflected in the Estimated Effective Date Accounts or the Proposed Effective Date Accounts; (e) any payments set forth on Schedule 1.1(e); and (f) any amount paid or otherwise remitted to IKE Operating or any Affiliate thereof (other than the Companies) up to an amount equal to the total costs and expenses attributable to the Companies that are incurred or satisfied by IKE Operating on behalf of the Companies from and after the Effective Date until Closing; provided, that any costs and expenses incurred by the Seller to remedy or cure any (i) Title Defect of which Parent has notified the Seller in writing on or prior to the Defect Claim Date (whether by formal or informal notice, and including any Title Defect Notice delivered in accordance with Section 12.2(a)), (ii) Environmental Defect of which Parent has notified the Seller in writing on or prior to the Defect Claim Date (whether by formal or informal notice, and including any Environmental Defect Notice delivered in accordance with Section 12.3(a)) or (iii) breach of this Agreement shall not be considered “Permitted Leakage” hereunder. Notwithstanding anything to the contrary in this definition (including clause (a) above) or elsewhere in this Agreement, in no event shall any dividend or other distribution (whether in cash, securities or other property) declared, set aside, paid or made by any Company constitute “Permitted Leakage” hereunder.
“Person” means an individual, corporation, company, limited liability company, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Phase II Environmental Site Assessment” means a Phase II environmental property assessment that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1903-19) or other similar investigation, sampling or testing or other site assessment commonly referred to as a “Phase II” site assessment.

“Pipeline Imbalances” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by the applicable Company under any contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by such Company pursuant to the relevant contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Post-Closing Leakage Notice” has the meaning set forth in Section 3.3(b).
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to a Straddle Period, the portion of the taxable period that ends on and includes the Closing Date (determined in accordance with Section 11.2(a)).
“Preferential Rights” means any preferential rights to purchase, rights of first refusal, rights of first offer, tag right, draft right or similar rights applicable to any of the Assets that are required in connection with the transactions contemplated by this Agreement.
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Properties” means, collectively, the Real Property Interests and the Wells.
“Proposed Effective Date Accounts” has the meaning set forth in Section 3.2(a).
“Public Announcement Restrictions” has the meaning set forth in Section 8.3(a).
“R&W Insurance Policy” has the meaning set forth in Section 8.12.
“Real Property Interests” means (a) the oil and gas leases, oil, gas, and mineral leases, subleases, and other leaseholds, all renewals, extensions, ratifications and amendments of such leases and leaseholds (the “Leases”), and (b) all mineral fee interests, royalty interests, net profits interests, overriding royalty interests, carried interests, working interests, net revenues interests, and other interests and rights to Hydrocarbons, in each case, described on Schedule 1.1(c).
“Reasonably Prudent Operator Response” means the response required or allowed under Environmental Laws that completely cures, corrects and addresses the identified Environmental Defect in the lowest cost manner (considered as a whole) to allow operations with respect to the

Asset burdened by such Environmental Defect to continue, now and in the future, in the same manner as currently conducted that is required or allowed under Environmental Laws, as compared to any other response that is required or allowed under Environmental Laws. The Reasonably Prudent Operator Response may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation if such responses are allowed under Environmental Laws.
“Related Party” means, with respect to any Company, any Affiliate of the Seller (other than such Company), or any related person (as defined in Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended) of the Seller.
“Related Party Contract” means any Contract between (a) any Company, on the one hand, and (b) any Related Party, on the other hand.
“Release” means any releasing, disposing, discarding, abandonment, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply.
“Release of Hydrocarbons” means any Release of Hydrocarbons into or upon any soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply that triggers any reporting obligations to any Governmental Authority, including the Railroad Commission of Texas, under any applicable Law.
“Remediation” including the correlative terms “Remediate” and “Remediated” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to respond, to the extent required by applicable Environmental Laws, to any Release or threatened Release of any Hazardous Substances at, on, under or from any Asset, in the most cost-effective manner allowed under applicable Environmental Laws, considering continued use of the Assets in the same manner as currently used and any operational or use limitations or controls. Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of active Remediation if such responses are appropriate and allowed under Environmental Laws.
“Remediation Amount” means, with respect to any Environmental Condition asserted in relation to an Environmental Defect Notice, the cost (net to any Company’s interest in the Assets) for Remediation of such Environmental Condition determined consistent with the Reasonably Prudent Operator Response; provided, however, that “Remediation Amount” shall not include (a) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (b) overhead costs of Parent and/or its Affiliates, or (c) any costs or expenses relating to the presence of asbestos, asbestos containing materials or NORM where such presence does not trigger a current response action obligation pursuant to Environmental Laws.

Notwithstanding anything to the contrary in the foregoing, to the extent any Midstream Assets are subject to an Environmental Condition, the Remediation Amount with respect to such Environmental Defect shall take into account all cost and losses upstream of such Midstream Asset, including costs associated with loss of production and/or the inability to gather, transport or market any Hydrocarbons due to shutting-in of Wells during Remediation activities.
“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party, (b) any investment bank, consultant (including environmental consultants) or agent retained by a Party or the parties listed in subsection (a) above and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.
“Requisite Financial Statement Information” has the meaning set forth in Section 8.15(e).
“Reserve Engineer” has the meaning set forth in Section 5.34.
“Reserve Report” has the meaning set forth in Section 5.34.
“Resolution Period” has the meaning set forth in Section 3.2(a)(i).
“Review Period” has the meaning set forth in Section 3.2(a)(i).
“Rights-of-Way” means all licenses, servitudes, easements, rights-of-way, surface use agreements, fee surface interests, surface leases, water access and water use agreements and other similar surface or subsurface rights or estates or water rights used in connection with the Real Property Interests.
“Schedules” means the schedules delivered in connection with the execution and delivery of this Agreement.
“SEC” has the meaning set forth in Section 8.15(e).
“Securities Act” has the meaning set forth in Section 8.15(e).
“Seller” has the meaning set forth in the Preamble.
“Seller Agreement” means that certain Seller Agreement, by and among BPHI, Birch 2026 Stockholder Representative, LLC, and the other parties thereto, dated as of the date hereof.
“Seller Aggregate Defect Amount” has the meaning set forth in Section 12.2(h)(ii).
“Seller Combined Group” means any Affiliated Group, of which (a) Seller, on the one hand, and (b) any Company, on the other hand, is or was a member on or prior to the Closing Date.

“Seller Combined Return” means any Tax Return in respect of any Seller Combined Group.
“Seller Group” means the Seller and each of the Companies.
“Seller Fundamental Representations” has the meaning set forth in Section 9.2(a).
“Seller RBL” means, as amended, that certain Credit Agreement, dated as of November 21, 2023, by and among Seller, each of the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders and as the issuing bank.
“Seller RBL Payoff Amount” has the meaning set forth in Section 8.10.
“Seller Release” means a release in substantially the form attached hereto as Exhibit C-1 executed by the Seller.
“Seller-Specific Deductible” means $12,385,500.
“Seller Transaction Expenses” means, to the extent not paid prior to Closing (or to the extent paid, such payment occurred after the Closing), without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of Third-Party advisors, legal counsel (including Akin, Hogan Lovells Cadwalader US LLP and King & Spalding LLP)), investment bankers (including Moelis, Cantor Fitzgerald and Huron Consulting or other representatives) incurred by the Seller Group in connection with the process of selling the Companies (including any auction, marketing or strategic alternatives process relating thereto and including the transactions contemplated by this Agreement), including all “change of control” (but excluding all change of control, assignment, consent or similar fees related to the Hedging Transactions), transaction bonus, incentive, termination, compensation, redundancy, severance or other similar payments that are payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement (including as a result of the termination of any Operations Individual that is not hired by Parent or its Affiliates), together with the employer portion of any payroll, social security or other Taxes required to be paid by the Seller Group in connection with the payments described in this clause (a), and (b) 50% of the costs associated with obtaining the D&O Tail Policy; provided that in no event shall Seller Transaction Expenses include any fees, costs or expenses (i) initiated or otherwise incurred at the written request of Parent or any of its Affiliates or representatives and pursuant to which Parent has agreed in writing to be responsible for such expense, (ii) related to any financing activities in connection with the transactions contemplated hereby or (iii) any fees, costs and expenses contemplated pursuant to Section 11.4 or elsewhere in this Agreement to be borne by Parent.
“Signing Hedges” means the Hedging Transactions entered into by the Companies as of the Execution Date and set forth on Schedule 8.6(a).
“Specified Hedges” means, collectively, the Signing Hedges and all Hedging Transactions entered into by the Companies between the Execution Date and the Closing that meet the Hedging Parameters.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.
“Subject Marks” has the meaning set forth in Section 8.8.
“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Surface Contracts” means all easements, rights-of-way, surface fee interests, servitudes, surface leases, surface use agreements and other surface usage rights in which the applicable Company owns an interest (other than the Real Property Interests) with the primary purpose of granting surface use rights in connection with the Assets.
“Suspense Funds” means all amounts owed, and held by any Company or any Affiliate thereof in suspense in accordance with applicable Law or Contract, that are attributable to the Properties and owed to Third Parties.
“System Material Adverse Effect” means, with respect to the Companies and the BPHI Subsidiaries, any change, circumstance, development, state of facts, effect, or condition that individually or in the aggregate, results in, or would reasonably be expected to result in (a) a materially adverse effect on the business, liabilities, financial condition or results of operations of such Persons (taken collectively), or (b) a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement in accordance with (and subject to the conditions set forth in) this Agreement and perform its obligations hereunder; provided, however, that, with respect to clause (a) only, none of the following, either alone or in the aggregate, shall be deemed to constitute or contribute to a “System Material Adverse Effect,” or otherwise be taken into account when determining whether a “System Material Adverse Effect” has occurred or is existing: (i) any change or prospective change in applicable Laws, other legal or regulatory conditions or GAAP or other accounting standards or the interpretation or enforcement thereof, or that result from any action taken for the purpose of complying with any of the foregoing; (ii) economic, political, or business conditions (including changes in such conditions) or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, transportation or storage capacity, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of such Person, including any change in the prices of oil, natural gas, or other Hydrocarbon products, any increase in operating costs or capital expenses or any reduction in drilling activity or production or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from the announcement or other publicity or pendency of this Agreement or the other Transaction Documents (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators); provided that the exception in this clause (iv) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the announcement or pendency of this Agreement; (v) any change resulting or arising from hostilities, sabotage, terrorism, or the escalation or general worsening of any of the foregoing; (vi) any epidemic, pandemic, disease outbreak or other public health crisis or public health event, or the worsening of any of the foregoing; (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions; (viii) any disruption in the purchase or transportation of crude oil or natural gas produced or otherwise sold by such Person or its Subsidiaries as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products; (ix) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; (x) seasonal reductions in revenues and/or earnings of such Person or any of its Subsidiaries in the ordinary course of their respective businesses; (xi) any actions taken or omitted to be taken by a Party at the express written direction of the other Parties (for the avoidance of doubt, any action by, or omission of, a Party for which such Party sought or requested, and the other Parties provided, consent shall not be deemed to be “at the written direction” of the Party); (xii) any change, in and of itself, in the market price or trading volume of such Person’s securities or any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect) or (xiii) any change resulting or arising from the taking of, or the failure to take, any action by Parent or any of its Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by the Seller in writing; provided, that the exceptions in clauses (i), (ii), (iii), (v), (vi) and (vii) above shall apply only to the extent that such changes do not have a disproportionate impact on such Person as compared to other Persons in the oil and gas industry related to similarly situated operations in the geographic region in which such Person’s assets are located.
“Target Formation” means (a) with respect to any currently producing Well listed on Schedule 1.1(d) - Part 1, the formation(s) in which such Well is open to production (or if not currently being produced, capable of being produced, by such Well) or (b) with respect to any DSU listed on Schedule 1.1(d) - Part 2, the formation(s) listed for such DSU on Schedule 1.1(d) - Part 2. The Parties recognize that the actual depths of the Target Formations will vary across the Properties.
“Tax Return” means any return (including any information return and any estimated return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and supplements or amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.
“Taxes” means all (i) taxes, assessments or other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding), conservation, lease, leasehold interest, customs duty, escheat, and estimated taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) liabilities in respect of any item described in clause (i) above that arise by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity, tax allocation agreement, or any other agreement to indemnify any other Person.
“Third Party” or “Third-Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Title Arbitrator” has the meaning set forth in Section 12.2(i).
“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest for any Well or DSU such that the actual Net Revenue Interest of any Company for such Well or DSU for the applicable Target Formation is greater than the Net Revenue Interest shown in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2, as applicable, for such Well or DSU for such Target Formation, to the extent the same does not cause a greater than proportionate increase in such Company’s Working Interest therein, or (b) decrease the Working Interest for any Well or DSU such that the actual Working Interest of any Company for such Well or DSU for the applicable Target Formation is less than the Working Interest shown in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2 for such Well or DSU for such Target Formation, to the extent the same does not cause any decrease in the Net Revenue Interest for such Well or DSU below that shown in Schedule 1.1(d) - Part 1 or Schedule 1.1(d) - Part 2 for such Well or DSU for such Target Formation.
“Title Benefit Amount” has the meaning set forth in Section 12.2(g).
“Title Benefit Notice” has the meaning set forth in Section 12.2(b).
“Title Benefit Property” has the meaning set forth in Section 12.2(b).
“Title Defect” means any Encumbrance that causes any Company not to have Defensible Title in and to any Well, DSU or Midstream Asset; provided that the following shall not be considered Title Defects:
(a)    defects based on a gap in such Company’s chain of title to any Well, DSU or Midstream Asset in the applicable federal, state or county records, unless such gap is shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, or which gap has resulted in another Person’s actual and superior claim of title;
(b)    defects that affect only which Person has the right to receive Burden payments (rather than the amount of the proper payment of such Burden payment) and that do not affect the validity of the underlying Lease, in each case, to the extent the same does not result in an Interest Reduction;
(c)    any defects or irregularities in acknowledgements unless affirmative evidence shows that such defect or irregularity results in another Person’s actual and superior claim of title to the affected Assets;
(d)    any defects arising from lack of an affidavit of identity or the need for one if the relevant Person’s name is readily apparent unless affirmative evidence shows that such failure or omission may result in another Person’s actual and superior claim of title to the affected Assets;
(e)    any defects arising from a lack of power of attorney unless affirmative evidence shows that such failure or omission results in another Person’s actual and superior claim of title to the affected Assets; and
(f)    any defect based solely on: (i) a lack of information in the Seller’s or its Affiliates’ files, including a lack of any title opinion or (ii) references to an unrecorded document to which neither Seller nor any of its Affiliates is a party.
“Title Defect Amount” has the meaning set forth in Section 12.2(f).
“Title Defect Notice” or “Title Defect Notices” have the meanings set forth in Section 12.2(a).
“Title Defect Property” has the meaning set forth in Section 12.2(a).
“Title Dispute Amount” has the meaning set forth in Section 12.2(i).
“Title Disputes” has the meaning set forth in Section 12.2(i).
“Transaction Documents” has the meaning set forth in Section 13.18(a).
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 11.4.
“Transition Period” has the meaning set forth in Section 8.8.
“Transition Agreement” means the transition services agreement by and between Birch Resources and Parent to be entered into on the Closing Date.
“Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code.
“UK Admission” has the meaning set forth in Section 8.17(a).

“UK DTRs” means the Disclosure Guidance and Transparency Rules made by the FCA and forming part of the FCA Handbook, as set out in the FCA’s Disclosure Guidance and Transparency Rules sourcebook, as amended from time to time.
“UK Listing Rules” means the UK Listing Rules sourcebook (UKLR) made by the FCA, as amended from time to time.
“UK MAR” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse as it forms part of domestic Law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended from time to time.
“UK Prospectus Regulation” means the Public Offers and Admissions to Trading Regulations 2024 (SI 2024/105), together with the rules made by the FCA pursuant thereto (including the FCA’s Prospectus Rules: Admission to Trading on a Regulated Market sourcebook), in each case as amended, supplemented or replaced from time to time.
“Unaccounted Leakage” has the meaning set forth in Section 3.3(b).
“U.S.” means the United States of America.
“Waiving Parties” has the meaning set forth in Section 13.18(a).
“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the applicable Company therein and the shares of production from the relevant Well to which such Company is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Wells” means all oil, gas, water, disposal, injection, monitoring, and other wells located on the Leases in which the applicable Company owns an interest, including the oil and gas wells described on Schedule 1.1(d) - Part 1, which Schedule is not inclusive of plugged and abandoned wells and undrilled wells that have been issued a Permit.
“Working Interest” means, with respect to the Target Formation in any Property, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for such Property with respect to the Target Formation, without regard to the effect of any Burdens.
“Wrong Pocket Asset” has the meaning set forth in Section 8.20(b)(i).
“Wrong Pocket Liability” has the meaning set forth in Section 8.20(b)(i).
* * *

EXHIBITS

Exhibit A    -    Estimated Effective Date Accounts
Exhibit B    -    Effective Date Accounts
Exhibit C-1    -    Form of Seller Release
Exhibit C-2    -    Form of Parent Release
Exhibit D    -    Effective Date Account Categories; Accounting Policies &
        Procedures
Exhibit E    -    Form of Escrow Agreement
Exhibit F    -    Form of Membership Interests Assignment Agreement
Exhibit G    -    Hedging Parameters
Exhibit H    -    Calculation of Closing Consideration
Exhibit I    -    Illustrative Deductible Calculations
Exhibits

SCHEDULES

These schedules (the “Schedules”) have been prepared and are being delivered in connection with the execution and delivery of the Membership Interests Purchase Agreement (the “Agreement”) entered into as of September 2, 2026, by and among Diversified Energy Company, a Delaware corporation (“Parent”), Birch Permian II, LLC, a Delaware limited liability company (the “Seller”), Milkwater, LLC, a Delaware limited liability company (“Milkwater”), and Birch II EOC, LLC, a Delaware limited liability company (“Birch II EOC” and, together with Milkwater, each a “Company” and, collectively, the “Companies”). The Seller and each of the Companies are, collectively, the “Seller Group”. Parent, each Company and Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used in these Schedules, if not otherwise defined, shall have the meanings ascribed to them in the Agreement.
These Schedules are qualified in their entirety by reference to specific provisions of the Agreement and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Seller, any Company, or Parent, except and to the extent provided in the Agreement.
The inclusion of any specific item in the Schedules is not intended to imply that the item so included or other items are or are not material, and no Party shall use the fact of the inclusion of such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is not material for purposes of the Agreement. No disclosure in any Schedule shall be deemed to constitute an admission of any liability by the Seller, any Company, or Parent, to any Third Party.
Matters disclosed in these Schedules are not necessarily limited to matters that are required by the Agreement to be disclosed herein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by the Agreement.
Any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules to the extent that it is reasonably apparent on the face of such disclosure that such information is applicable to such other section of the Schedules.
Schedules